Exhibit 10.19

NOTE ISSUANCE AND PURCHASE AGREEMENT
dated as of November 25, 2015

among
ONDECK ASSET POOL, LLC,
as Issuer

VARIOUS PURCHASERS,

and

JEFFERIES FUNDING LLC,
as Administrative Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent and Collateral Agent

________________________________________________________

$100,000,000 Notes
________________________________________________________

i

4.4	No Conflict	64
4.5	Governmental Consents	64
4.6	Binding Obligation	64
4.7	Eligible Receivables	65
4.8	Historical Financial Statements	65
4.9	No Material Adverse Effect	65
4.10	Adverse Proceedings, etc.	65
4.11	Payment of Taxes	65
4.12	Title to Assets	66
4.13	No Indebtedness	66
4.14	No Defaults	66
4.15	Material Contracts	66
4.16	Government Contracts	66
4.17	Governmental Regulation	66
4.18	Margin Stock	66
4.19	Employee Benefit Plans	67
4.20	Certain Fees	67
4.21	Solvency; Fraudulent Conveyance	67
4.22	Compliance with Statutes, etc.	67
4.23	Matters Pertaining to Related Agreements	67
4.24	Disclosure	68
4.25	Patriot Act	68
4.26	Remittance of Collections	68
4.27	Tax Status	69

SECTION 5.	AFFIRMATIVE COVENANTS	69
5.1	Financial Statements and Other Reports	69
5.2	Existence	72
5.3	Payment of Taxes and Claims	72
5.4	Insurance	72
5.5	Inspections; Compliance Audits	73
5.6	Compliance with Laws	73
5.7	Separateness	74
5.8	Further Assurances	74
5.9	Communication with Accountants	74
5.10	Acquisition of Receivables from Holdings	75

SECTION 6.	NEGATIVE COVENANTS	75
6.1	Indebtedness	75
6.2	Liens	75
6.3	Equitable Lien	76
6.4	No Further Negative Pledges	76
6.5	Restricted Junior Payments	76

6.6	Subsidiaries	76
6.7	Investments	76
6.8	Fundamental Changes; Disposition of Assets; Acquisitions	76
6.9	Sales and Lease-Backs	77
6.10	Transactions with Shareholders and Affiliates	77
6.11	Conduct of Business	77
6.12	Fiscal Year	77
6.13	Servicer; Backup Servicer; Custodian	77
6.14	Acquisitions of Receivables	78
6.15	Independent Manager	78
6.16	Organizational Agreements	79
6.17	Changes in Underwriting or Other Policies	80
6.18	Receivable Program Agreements	80

SECTION 7.	EVENTS OF DEFAULT	80
7.1	Events of Default	80

SECTION 8.	AGENTS	84
8.1	Appointment of Agents	84
8.2	Powers and Duties	85
8.3	General Immunity	85
8.4	Agents Entitled to Act as Purchaser	86
8.5	Purchasers' Representations, Warranties and Acknowledgment	86
8.6	Right to Indemnity	87
8.7	Successor Administrative Agent and Collateral Agent	87
8.8	Collateral Documents	89

SECTION 9.	MISCELLANEOUS	89
9.1	Notices	89
9.2	Expenses	90
9.3	Indemnity	91
9.4	[Reserved]	91
9.5	Amendments and Waivers	91
9.6	Successors and Assigns; Participations	93
9.7	Independence of Covenants	97
9.8	Survival of Representations, Warranties and Agreements	97
9.9	No Waiver; Remedies Cumulative	97
9.10	Marshalling; Payments Set Aside	98
9.11	Severability	98
9.12	Obligations Several; Actions in Concert	98
9.13	Headings	98
9.14	APPLICABLE LAW	99

9.15	CONSENT TO JURISDICTION	99
9.16	WAIVER OF JURY TRIAL	100
9.17	Confidentiality	100
9.18	Usury Savings Clause	101
9.19	Counterparts	102
9.20	Effectiveness	102
9.21	Patriot Act	102

APPENDICES:    A    Commitment Limits
B    Notice Addresses
C    Eligibility Criteria
D    Excess Concentration Amounts
E    Portfolio Performance Covenants

SCHEDULES:    1.1    Financial Covenants
4.1    Jurisdictions of Organization and Qualification; Trade Names
4.2    Capital Stock and Ownership
6.8    Increases in Applicable Margin
6.10    Certain Affiliate Transactions

EXHIBITS:        A‑1    Form of Funding Notice
B    Form of Physical Note
C-1    Form of Compliance Certificate
C-2    Form of Commitment Base Report and Certificate
D    Form of Opinions of Counsel
E    Form of Assignment Agreement
F    Form of Certificate Regarding Non‑Bank Status
G‑1    Form of Closing Date Certificate
G‑2    Form of Solvency Certificate
H    Form of Security Agreement
I    Form of Servicing Agreement
J    Form of Backup Servicing Agreement
K    Form of Controlled Account Voluntary Payment Notice
L    Form of Receivables Purchase Agreement
M    Form of Custodial Agreement
O    Form of Non-Disclosure Agreement

v

NOTE ISSUANCE AND PURCHASE AGREEMENT
This NOTE ISSUANCE AND PURCHASE AGREEMENT, dated as of November 25, 2015, is entered into by and among ONDECK ASSET POOL, LLC, a Delaware limited liability company ("Company" or the "Issuer"), the Purchasers party hereto from time to time and JEFFERIES FUNDING LLC, as Administrative Agent for the Purchasers (in such capacity, "Administrative Agent") and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Paying Agent (in such capacity, "Paying Agent") and as Collateral Agent for the Secured Parties (in such capacity, "Collateral Agent").
RECITALS:
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
WHEREAS, the Purchasers may, in their sole and absolute discretion and on an uncommitted basis (subject to the last sentence of Section 2.1(a) hereto), fund the variable funding notes (the "Notes") issued or to be issued by the Issuer consisting of up to $100,000,000 aggregate principal amount of Commitment Limits, the proceeds of which will be used to (a) acquire Eligible Receivables, (b) purchase Subsidiary Receivables from Holdings, and (c) pay Transaction Costs related to the foregoing;
WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of its assets;
WHEREAS, the purchase price for the Notes on the Initial Funding Date shall be $26,410,552.45 and upon the issuance of the Notes, such amount shall be deemed to have been applied towards the extinguishment of any outstanding revolving credit facilities under the Original Agreement (as defined below).
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
This Agreement supersedes and replaces in its entirety, as of the date hereof, the Credit Agreement, dated as of August 15, 2014, as amended by that certain Amendment No. 1 to the Credit Agreement, dated as of May 1, 2015, as further amended by the Amended and Restated Credit Agreement, dated as of August 13, 2015 (as so amended, the “Original Agreement”), among the parties hereto. Notwithstanding the replacement of the Original Agreement by this Agreement, (i) the Company and each Purchaser, as applicable, shall continue to be liable to each of the parties to the Original Agreement or any other Indemnitee or Affected Party (as such terms are defined in the Original Agreement) for fees and expenses which are accrued and unpaid under the Original Agreement on the date hereof and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) all principal and interest outstanding or owing under the Original Agreement shall be and constitute principal and interest outstanding or owing under this Agreement. Upon the effectiveness of this

Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement.
SECTION 1.DEFINITIONS AND INTERPRETATION
1.1    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
"10-20 Day Delinquent Receivable" means, as of any date of determination, any Receivable with a Missed Payment Factor of (x) with respect to Daily Pay Receivables, more than ten (10) but less than twenty-one (21) and a Payment has been received on such Receivable on at least one of the last three Payment Dates, and (y) with respect to Weekly Pay Receivables, more than two (2) but less than or equal to four (4), and a Payment has been received on such Receivable on the last Payment Date.
“Accrued Interest Amount” means, as of any day, the aggregate amount of all accrued and unpaid interest on the Notes payable hereunder.
"ACH Agreement" has the meaning set forth in the Servicing Agreement.
"ACH Receivable" means each Receivable with respect to which the underlying Receivables Obligor has entered into an ACH Agreement.
"Act" as defined in Section 4.25.
"Additional Principal Amounts" means an increase in the Principal Amount by reason of fundings pursuant to Section 2.1 hereof.
"Adjusted EPOB" means, as of any date of determination, the excess of (a) the Eligible Portfolio Outstanding Principal Balance as of such date over (b) the sum of, without duplication, (i) the aggregate Excess Concentration Amounts as of such date and (ii) the product of 70% and the aggregate Eligible Portfolio Outstanding Principal Balance of all 10-20 Day Delinquent Receivables as of such date.
"Adjusted Interest Collections" means, with respect to any Monthly Period, an amount equal to (a) the product of (i) the sum of (x) all Collections received during such Monthly Period that were not applied by the Servicer to reduce the Outstanding Principal Balances of the Pledged Receivables in accordance with Section 2(a)(i) of the Servicing Agreement and (y) all Collections received during such Monthly Period that were recoveries with respect to Charged-Off Receivables (net of amounts, if any, retained by any third party collection agent) and (ii) the quotient of 21 divided by the number of Business Days in such Monthly Period minus (b) the aggregate amount paid by Company on the related Interest Payment Date pursuant to clauses (a)(i), (a)(ii), (a)(iii) and (a)(v) of Section 2.12.
"Administrative Agent" as defined in the preamble hereto.

"Adverse Effect" means, with respect to any action, that such action will (a) result in the occurrence of an Event of Default or (b) materially and adversely affect the amount or timing of payments to be made to the Purchasers pursuant to this Agreement.
"Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or Holdings) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of Company or Holdings, threatened in writing against or affecting Company or Holdings, or any of their respective property.
"Affected Party" means any Purchaser, Jefferies Funding LLC, in its individual capacity and in its capacity as Administrative Agent, Paying Agent and, with respect to each of the foregoing, the parent company or holding company that controls such Person.
"Affiliate" means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.
"Agent" means each of the Administrative Agent, the Paying Agent and the Collateral Agent.
"Aggregate Amounts Due" as defined in Section 2.14.
"Aggregate Outstanding Amount" means, with respect to any of the Notes as of any date, the aggregate unpaid Principal Amount of such Notes outstanding on such date.
"Agreement" means this Note Issuance and Purchase Agreement, dated as of November 25, 2015, as it may be amended, supplemented or otherwise modified from time to time.
"Amortization Period" means the period from the Variable Termination Date to and including the Amortization Period End Date.
"Amortization Period End Date" means the date that is twelve (12) months after the Variable Termination Date.
"Applicable Advance Rate" means 95%.
"Applicable Margin" means 4.00% per annum.
"Approved Fund" means any Person that, in the ordinary course of its business, is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit that generally have an original par amount in excess of $10,000,000 and that is administered or managed by an entity that is not included in the list of entities set forth in clause (b) of the definition of Direct Competitor or any Affiliate thereof.

"Approved State" shall mean each of the 50 United States of America and the District of Columbia.
"Asset Purchase Agreement" means that certain Asset Purchase Agreement (as it may be amended, supplemented or otherwise modified from time to time) dated as of August 15, 2014, by and between Company, as Purchaser, and the Seller, whereby the Seller has agreed to sell and Company has agreed to purchase Eligible Receivables from time to time.
"Asset Sale" means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Holdings’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired.
"Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
"Authorized Officer" means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, general counsel, treasurer, corporate secretary or controller (or, in each case, the equivalent thereof).
"Availability" means, as of any date of determination, the amount, if any, by which the Commitment Base exceeds the Total Utilization of Commitment Limits.
"Backup Servicer" means Portfolio Financial Servicing Company or any replacement thereof appointed pursuant to the Backup Servicing Agreement.
"Backup Servicing Agreement" means one or more agreements entered into from time to time between Company, the Administrative Agent and Backup Servicer, initially in the form attached hereto as Exhibit J, as it may be amended, modified or supplemented from time to time.
"Backup Servicing Fee" shall have the meaning attributed to such term in the Backup Servicing Agreement.
"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.
"Blocked Account Control Agreement" shall have the meaning attributed to such term in the Security Agreement as it may be amended, supplemented or otherwise modified from time to time.
"Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by law or other governmental action to close.

"Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a "synthetic lease" (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
"Cash" means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of Holdings and its Subsidiaries.
"Cash Equivalents" means, as of any day, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such day; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such day and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such day and issued or accepted by any Purchaser or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000 and (iii) has the highest rating obtainable from either S&P or Moody’s.
"Certificate Regarding Non‑Bank Status" means a certificate substantially in the form of Exhibit F.
"Change of Control" means, at any time, (a) prior to the initial Public Equity Offering, the equity owners of Holdings as of the Credit Agreement Closing Date shall cease to beneficially own and control at least a majority on a fully diluted basis of the economic and voting interests (including the right to elect directors or similar representatives) in the Capital Stock of Holdings; (b) at any time during any consecutive two-year period after an initial Public Equity Offering, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election or appointment by the board of directors of Holdings or whose nomination for election by the shareholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Holdings then in office; or (c) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company free and clear of any Lien (other than any Lien as to which the holder thereof (such holder, an “Equity Lienholder”) has provided the Administrative Agent, for the benefit of the Purchasers, a Protective Undertakings Certification).
"Charged-Off Receivable" means a Receivable which, in each case, consistent with the Underwriting Policies, has or should have been written off Company’s books as uncollectable.
"Chattel Paper" means any "chattel paper", as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by the Company.
"Credit Agreement Closing Date" means August 13, 2015.
"Closing Date" means November 25, 2015.
"Closing Date Certificate" means a Closing Date Certificate substantially in the form of Exhibit G‑1.
"Collateral" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
"Collateral Agent" as defined in the preamble hereto.
"Collateral Documents" means the Security Agreement, the Control Agreements and all other instruments, documents and agreements delivered by, or on behalf or at the request of, Company or Holdings pursuant to this Agreement or any of the other Funding Documents, as the case may be, in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of Company as security for the Obligations or to protect or preserve the interests of Collateral Agent or the Secured Parties therein.
"Collateral Receipt and Exception Report" shall mean the "Trust Receipt" as defined in the Custodial Agreement.
"Collection Account" means a Securities Account with account number OD1402.1 at Deutsche Bank Trust Company Americas in the name of Company.
"Collections" means, with respect to each Pledged Receivable, any and all cash collections and other cash proceeds of such Pledged Receivable (whether in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment), including, without limitation, all prepayments, all overdue payments, all prepayment penalties and early termination penalties, all finance charges, if any, all amounts collected as interest, fees (including, without limitation, any servicing fees, any origination fees, any loan guaranty fees and, any platform fees), or charges for late payments with respect to such Pledged Receivable, all recoveries with respect to each Charged-Off Receivable (net of amounts, if any, retained by any third party collection agent), all investment proceeds and other investment earnings (net of losses and investment expenses) on Collections as a result of the investment thereof pursuant to Section 6.7, all proceeds of any sale, transfer or other disposition of any Pledged Receivable by Company and all deposits, payments or recoveries made in respect of any Pledged Receivable to any Controlled Account, or received by Company in respect of a Pledged Receivable, and all payments representing a disposition of any Pledged Receivable.
"Commitment Base" means, as of any day, an amount equal to the lesser of:
(a)    (i) the Applicable Advance Rate multiplied by the Adjusted EPOB at such time, plus (ii) the aggregate amount of Collections in the Lockbox Account and the Collection Account to the extent such Collections and other funds have already been applied to reduce the Eligible Portfolio Outstanding Principal Balance, minus (iii) 105% of the sum of the Accrued Interest Amount as of such day and the aggregate amount of all accrued and unpaid fees and expenses due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement; and
(b)    the Commitment Limits on such day.
With respect to any calculation of the Commitment Base with respect to any Funding Date solely for the purpose of determining Availability for a request to fund a Note, the Commitment Base will be calculated on a pro forma basis giving effect to the Eligible Receivables to be purchased with the proceeds of such Note. With respect to any calculation of the Commitment Base for any other purpose, the Commitment Base at any time shall be determined by reference to the most recent Commitment Base Certificate delivered to the Paying Agent, the Collateral Agent, the Administrative Agent and each Purchaser.
"Commitment Base Certificate" means a certificate substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Paying Agent, Collateral Agent and each Purchaser, which sets forth the calculation of the Commitment Base, including a calculation of each component thereof.
"Commitment Base Deficiency" means, as of any day, the amount, if any, by which the Total Utilization of Commitment Limits exceeds the Commitment Base.
"Commitment Base Report" means a report substantially in the form of Exhibit C-2, executed by an Authorized Officer of Company and delivered to Administrative Agent, Paying Agent, Collateral Agent and each Purchaser, which attaches a Commitment Base Certificate.
"Commitment Limit" means the maximum amount of Notes to be funded, subject to the last sentence of Section 2.1(a), on a discretionary and uncommitted basis by a Purchaser and "Commitment Limits" means the total amount of such discretionary amounts of all Purchasers in the aggregate. The amount of each Purchaser’s Commitment Limit as of the Closing Date is set

forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitment Limits as of the Closing Date is $100,000,000. The Commitment Limit of each Purchaser will be equal to zero on the Variable Termination Date.
"Company" as defined in the preamble hereto.
"Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit C-1.
"Compliance Review" as defined in Section 5.5(b).
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated Liquidity" means, as of any day, an amount determined for Holdings and its Subsidiaries, on a consolidated basis, equal to the sum of (i) unrestricted Cash and Cash Equivalents of Holdings and its Subsidiaries, as of such day, (ii) amounts (if any) in the Reserve Account as of such date, (iii) the Availability as of such day and (iv) the aggregate amount of all unused and available credit commitments under any credit facilities of Holdings and its Subsidiaries, as of such day; provided, that, as of such day, all of the conditions to funding such amounts have been fully satisfied (other than delivery of prior notice of funding and pre-funding notices, opinions and certificates that are reasonably capable of delivery as of such day) and no lender under such credit facilities shall have refused to make a loan or other advance thereunder at any time after a request for a loan was made thereunder.
"Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, including all accrued and unpaid interest on the foregoing, provided, that accounts payable, accrued expenses, liabilities for leasehold improvements and deferred revenue of Holdings and its Subsidiaries shall not be included in any determination of Consolidated Total Debt.
"Contractual Obligation" means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
"Control Agreements" means collectively, the Lockbox Account Control Agreement, the Securities Account Control Agreement and the Blocked Account Control Agreement.
"Controlled Account" means each of the Reserve Account, the Collection Account and the Lockbox Account, and the "Controlled Accounts" means all of such accounts.

"Controlled Account Bank" means Deutsche Bank Trust Company Americas.
"Convertible Indebtedness" means any Indebtedness of Holdings that (a) is convertible to equity, including convertible preferred stock, (b) requires no payment of principal thereof or interest thereon and (c) is fully subordinated to all indebtedness for borrowed money of Holdings, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such indebtedness for borrowed money.
"Custodial Agreement" mean the Custodial Services Agreement executed by Company, Servicer, Custodian and Collateral Agent substantially in the form of Exhibit M, as it may be amended, supplemented or otherwise modified from time to time.
"Custodian" means Deutsche Bank Trust Company Americas, in its capacity as the provider of services under the Custodial Agreement, or any successor thereto in such capacity appointed in accordance with the Custodial Agreement.
"Daily Pay Receivable" means any Receivable for which a Payment is generally due on every Business Day.
"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
"Declination Deadline" means, with respect to any Note requested to be funded hereunder, 11:00 am (New York City time) on the Business Day following the Business Day on which the original Funding Notice requesting such Note to be funded has been delivered to the Administrative Agent, the Paying Agent and the Custodian in accordance with Section 2.1(c).
"Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
"Default Interest Rate" as defined in Section 2.6.
"Defaulted Receivable" means, with respect to any date of determination, a Receivable which (i) is a Charged-Off Receivable or (ii) has a Missed Payment Factor of (x) with respect to Daily Pay Receivables, sixty (60) or higher or (y) with respect to Weekly Pay Receivables, twelve (12) or higher.
"Delinquent Receivable" means, as of any date of determination, any Receivable with a Missed Payment Factor of one (1) or higher as of such date.
"Delinquency Ratio" means, as of any Determination Date, the percentage equivalent of a fraction (a) the numerator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Defaulted Receivables) that had a Missed Payment Factor of (x) with respect to Daily Pay Receivables, fifteen (15) or higher, or (y) with respect to Weekly Pay Receivables, three (3) or higher, in each case, as of such Determination Date, and (b) the denominator of which is the aggregate Outstanding Principal Balance of all Pledged Receivables (that are not Defaulted Receivables) as of such Determination Date.
"Deposit Account" means a "deposit account" (as defined in the UCC), including a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
"Designated Officer" means, with respect to Company, any Person with the title of Chief Executive Officer, Chief Financial Officer or General Counsel.
"Determination Date" means the last day of each Monthly Period.
"Direct Competitor" means (a) any Person engaged in the same or similar line of business as Holdings, (b) any Person that is a direct competitor of Holdings or any Subsidiary of Holdings and is identified as such by the Company to the Administrative Agent prior to the Credit Agreement Closing Date (as such list is updated by the Company from time to time, and acknowledged in writing by the Administrative Agent (such acknowledgment not to be unreasonably withheld)) or (c) any Affiliate of any such Person; provided that, any Person (other than any Person listed in clause (b) and their Affiliates) that either (i) both (A) has a market capitalization equal to or greater than $5 billion and (B) that is in the business of investing in commercial loans that generally have an original par amount in excess of $10,000,000 or (ii) that is an Approved Fund, shall in either case not be deemed a “Direct Competitor” hereunder.
"Document Checklist" shall have the meaning attributed to such term in the Custodial Agreement.
"Dollars" and the sign "$" mean the lawful money of the United States.
"E-Sign Receivable" means any Receivable for which the signature or record of agreement of the Receivables Obligor is obtained through the use and capture of electronic signatures, click-through consents or other electronically recorded assents.
"Eligible Assignee" means (i) any Purchaser or any Purchaser Affiliate (other than a natural person), (ii) any repurchase transaction counterparty of any Purchaser or any Purchaser Affiliate, provided, that, in the case of an assignment pursuant to a repurchase agreement, such assignment shall require the prior written consent of the Issuer (such consent not to be unreasonably withheld or delayed, it being agreed that any withholding of consent by the Issuer to any assignment pursuant to a repurchase agreement that is less than full recourse to such Purchaser or Purchaser Affiliate shall be deemed to be reasonable) and (iii) any other Person (other than a natural Person) approved by Company, so long as no Default or Event of Default has occurred and is continuing, and Administrative Agent (each such approval not to be unreasonably withheld); provided, that (y) neither Holdings nor any Affiliate of Holdings shall, in any event, be an Eligible Assignee, and

(z) no Direct Competitor shall be an Eligible Assignee so long as no Specified Event of Default has occurred and is continuing.
"Eligible Portfolio Outstanding Principal Balance" means, as of any date of determination, the sum of the Outstanding Principal Balance for all Eligible Receivables as of such date.
"Eligible Receivable" means a Receivable with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination.
"Eligible Receivables Obligor" means a Receivables Obligor that satisfies the criteria specified in Appendix C hereto under the definition of "Eligible Receivables Obligor", subject to any changes agreed to by the Requisite Purchasers and Company from time to time after the Closing Date.
"Eligibility Criteria" means the criteria specified in Appendix C hereto under the definition of "Eligibility Criteria", subject to any changes agreed to by the Requisite Purchasers and Company from time to time after the Closing Date.
"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.
"Equity Lienholder" has the meaning set forth in the definition of “Change of Control”.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, and any successor statute.
"ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period, but only to the extent that such Person could be liable under the Internal Revenue Code or ERISA as a result of its relationship with such former ERISA Affiliate.
"ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii)

the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan of Holdings, any of its Subsidiaries, or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates, or the assets thereof, or against Holdings, any of its Subsidiaries or, with respect to any Pension Plan or Multiemployer Plan, any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.
"Event of Default" means each of the events set forth in Section 7.1.
"Excess Concentration Amounts" means the amounts set forth on Appendix D hereto.
"Excess Spread" means, with respect to any Determination Date for any Monthly Period, the product of (a) 12 times (b) the percentage equivalent of a fraction (i) the numerator of which is the excess, if any, of (x) the Adjusted Interest Collections for such Monthly Period over

(y) the aggregate Outstanding Principal Balance of all Pledged Receivables that became Defaulted Receivables during such Monthly Period and (ii) the denominator of which is the average daily Outstanding Principal Balance of Pledged Receivables for such Monthly Period.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Purchaser or required to be withheld or deducted from a payment to a Purchaser, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Purchaser being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Note or Commitment Limit pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Note or Commitment Limit or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 2.16(b), amounts with respect to such Taxes were payable either to such Purchaser's assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.16(d)(i) or Section 2.16(d)(ii) and (d) any U.S. federal withholding Taxes imposed under FATCA.
"Exposure" means, with respect to any Purchaser as of any date of determination, (i) prior to the termination of the Commitment Limits, that Purchaser’s Commitment Limit; and (ii) after the termination of the Commitment Limits, the Aggregate Outstanding Amount of the Notes of that Purchaser.
"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof.
"Financial Covenants" means the financial covenants set forth on Schedule 1.1 hereto.
"Financial Officer Certification" means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year‑end adjustments.
"First Priority" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and is the only Lien to which such Collateral is subject.

"Fiscal Quarter" means a fiscal quarter of any Fiscal Year.
"Fiscal Year" means the fiscal year of Holdings and its Subsidiaries ending on December 31 of each calendar year.
"Funding Account" has the meaning set forth in Section 2.11(a).
"Funding Date" means the date of a Note Funding.
"Funding Document" means any of this Agreement, the Physical Notes, if any, the Collateral Documents, the Asset Purchase Agreement, any Receivables Purchase Agreement, the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and all other documents, instruments or agreements executed and delivered by Company or Holdings for the benefit of any Agent or any Purchaser in connection herewith.
"Funding Notice" means a notice substantially in the form of Exhibit A‑1.
"GAAP" means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
"Governmental Authority" means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
"Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
"Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Purchaser which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
"Historical Financial Statements" means as of the Credit Agreement Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries, for the Fiscal Year ended 2013, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from January 1, 2014 to the Closing Date, internally prepared, unaudited financial statements of Holdings and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Closing Date, in the case of clauses (i) and (ii), certified by the chief financial officer (or the equivalent thereof) of Holdings that they fairly present, in all material respects, the financial condition of

Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.
"Holdings" means On Deck Capital, Inc., a Delaware corporation.
"Indebtedness" as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and any such obligations incurred under ERISA); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co‑making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.
"Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any amounts not otherwise payable by Company under Section 2.16(b)(iii) but including the reasonable and documented fees and disbursements of one (1) counsel for the Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Funding Documents, any Related

Agreement, or the transactions contemplated hereby or thereby (including the Purchasers’ agreement to make Note Fundings or the use or intended use of the proceeds thereof, or any enforcement of any of the Funding Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Funding Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Indemnitee" as defined in Section 9.3.
"Indemnitee Agent Party" as defined in Section 8.6.
"Independent Manager" as defined in Section 6.15.
"Initial Funding Date" means the date on which the first funding of Notes occurs hereunder.
"Initial Principal Balance" means the initial principal amount of Notes in the amount of $26,410,552.45.
"Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
"Interest Payment Date" means the fifteenth calendar day after the end of each Monthly Period, and if such date is not a Business Day, the next succeeding Business Day.
"Interest Period" means an interest period (i) initially, commencing on and including the Closing Date and ending on but excluding the initial Interest Payment Date; and (ii) thereafter, commencing on and including each Interest Payment Date and ending on and excluding the immediately succeeding Interest Payment Date; provided, that no Interest Period with respect to any portion of the Notes shall extend beyond the Amortization Period End Date.
"Interest Rate Determination Date" means, with respect to any Interest Period, the date that is four (4) Business Days prior to each Interest Payment Date.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
"Investment" means (i) any direct or indirect purchase or other acquisition by Company of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Company to any other

Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment.
"Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
"Leverage Ratio" means the ratio as of any day of (a) Consolidated Total Debt, excluding Subordinated Debt and Convertible Indebtedness, as of such day, to (b) the sum of (i) Holdings’ total stockholders’ equity as of such day, (ii) Warranty Liability as of such day and (iii) the sum of Subordinated Debt and Convertible Indebtedness as of such day.
"LIBO Rate" means, for any Note (or portion thereof) for any Interest Period, the greater of (a) the rate per annum determined by the Paying Agent at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rate (or any successor thereto) for deposits in dollars for a period of one month (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Paying Agent in its sole discretion); provided, that if such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum (rounded upward to the nearest 1/16th of 1%) listed in The Wall Street Journal, “Money Rates” table at or about 10:00 a.m., New York City time, two Business Days prior to the beginning of the related Interest Period (or, if no such rate is listed two Business Days prior to the beginning of the related Interest Period, the rate listed on the Business Day on which such rate was last listed) and (b) 1.00%.
"Lien" means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
"Limited Liability Company Agreement" means the Amended and Restated Limited Liability Company Agreement (as it may be amended, supplemented or otherwise modified from time to time) of the Company, dated as of August 15, 2014.
"Lockbox Account" means a Deposit Account with account number 1830041238 at MB Financial Bank, N.A. in the name of Company.
"Lockbox Account Control Agreement" shall have the meaning attributed to such term in the Security Agreement.
"Lockbox System" as defined in Section 2.11(d).

"Margin Stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
"Master Record" as defined in the Custodial Agreement.
"Material Adverse Effect" means, with respect to any event or circumstance and any Person, a material adverse effect on: (i)    the business, assets, financial condition or results of operations of such Person and its consolidated Subsidiaries, if any, taken as a whole; (ii)    the ability of such Person to perform its material obligations under the Funding Documents; (iii) the validity or enforceability of any Funding Document to which such Person is a party; or (iv)    the existence, perfection, priority or enforceability of any security interest in a material amount of the Pledged Receivables taken as a whole or in any material part.
"Material Contract" means any contract or other arrangement to which Company is a party (other than the Funding Documents or the Related Agreements) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
"Materials" as defined in Section 5.5(b).
"Maximum Upfront Fee" means, with respect to each Receivable, the greater of (a) $695 and (b) 3.5% of the original aggregate unpaid principal balance of such Receivable.
“Missed Payment Factor” means, in respect of any Receivable, an amount equal to the sum of (a) the amount equal to (i) the total past due amount of Payments in respect of such Receivable, divided by (ii) the required periodic Payment in respect of such Receivable as set forth in the related Receivables Agreement and (b) the number of Payment Dates, if any, past the Receivable maturity date on which a Payment was due but not received.
"Monthly Period" means the period from and including the first day of a calendar month to and including the last day of such calendar month, provided, however, that the initial Monthly Period will commence on the Closing Date and end on the last day of the calendar month in which the Closing Date occurred.
"Monthly Reporting Date" means the third Business Day prior to each Interest Payment Date.
"Monthly Servicing Report" shall have the meaning attributed to such term in the Servicing Agreement.
"Moody’s" means Moody’s Investor Services, Inc.
"Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.
"NAIC" means The National Association of Insurance Commissioners, and any successor thereto.

"Net Asset Sale Proceeds" means, with respect to any Permitted Asset Sale, an amount equal to: (i) Cash payments received by, or on behalf of, Company from such Permitted Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Permitted Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Permitted Asset Sale during the tax period the sale occurs and (b) a reasonable reserve for any recourse for a breach of the representations and warranties made by Company to the purchaser in connection with such Permitted Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.
"Net Cash Proceeds" shall mean with respect to any equity issuance, the cash proceeds thereof, net of all taxes and reasonable investment banker’s fees, underwriting discounts or commissions, reasonable legal fees and other reasonable costs and other expenses incurred in connection therewith.
"Non‑US Purchaser" as defined in Section 2.16(d)(i).
"Note Funding" means the funding of a Note.
"Obligations" means all obligations of every nature of Company from time to time owed to the Agents (including former Agents), the Purchasers or any of them, in each case under any Funding Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to Company, would have accrued on any Obligation, whether or not a claim is allowed against Company for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.
"On Deck Express Product" has the meaning given to the term “ODX” product as described in the underwriting guidelines portion of the Underwriting Policies (as such guidelines are in effect as of the Closing Date unless changes to such guidelines are made with the written consent of the Administrative Agent).
"On Deck Score" means that numerical value that represents Holdings’ evaluation of the creditworthiness of a business and its likelihood of default on a commercial loan or other similar credit arrangement generated by a proprietary methodology developed and maintained by Holdings, as such methodology is applied in accordance with the other aspects of the Underwriting Policies, as such methodology may be revised and updated from time to time in accordance with Section 6.17.
"Online Document Checklist" shall have the meaning attributed to such term in the Custodial Agreement.
"Online Product" or "On Deck Online" has the meaning given to the term “ODO” product as described in the underwriting guidelines portion of the Underwriting Policies (as such guidelines are in effect as of the Closing Date unless changes to such guidelines are made with the written consent of the Administrative Agent).

"Organizational Documents" means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by‑laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Funding Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such "Organizational Document" shall only be to a document of a type customarily certified by such governmental official.
"Original Commitment Base Certificate" as defined in Section 2.1(c)(ii).
"Other Connection Taxes" means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Funding Document, or sold or assigned an interest in any Note or Funding Document).
"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Funding Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
"Outstanding Principal Balance" means, as of any date with respect to any Receivable, the unpaid principal balance of such Receivable as set forth on the Servicer’s books and records as of the close of business on the immediately preceding Business Day; provided, however, that the Outstanding Principal Balance of any Pledged Receivable that has become a Charged-Off Loan will be zero.
"Participant Register" as defined in Section 9.6(h).
"Paying Agent" as defined in the preamble hereto.
"Payment" means, with respect to any Receivable, the required scheduled loan payment in respect of such Receivable, as set forth in the applicable Receivable Agreement.
"Payment Dates" means, with respect to any Receivable, the date a payment is due in accordance with the Receivable Agreement with respect to such Receivable as in effect as of the date of determination.
"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
"Permitted Asset Sale" means so long as all Net Asset Sale Proceeds are contemporaneously remitted to the Collection Account, (a) the sale by Company of Receivables to Holdings pursuant to any repurchase obligations of Holdings under the Asset Purchase Agreement, (b) the sale by the Servicer on behalf of Company of Charged-Off Receivables to any third party in accordance with the Servicing Standard, provided, that such sales are made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title and absence of liens on the Charged-Off Receivables, and the status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (c) the sale by Company of Receivables to Holdings who immediately thereafter sells such Receivables to a special-purpose Subsidiary of Holdings in connection with a term securitization transaction involving the issuance of securities, so long as, (i) the amount received by Company therefore and deposited into the Collection Account is no less than the aggregate Outstanding Principal Balances of such Receivables, (ii) such sale is made without representation, warranty or recourse of any kind by Company (other than customary representations regarding title, absence of liens on the Receivables, status of Company, due authorization, enforceability, no conflict and no required consents in respect of such sale), (iii) the manner in which such Receivables were selected by Company does not adversely affect the Purchasers and (iv) the agreement pursuant to which such Receivables were sold to Holdings or such special-purpose Subsidiary, as the case may be, contains an obligation on the part of Holdings or such special-purpose Subsidiary to not file or join in filing any involuntary bankruptcy petition against Company prior to the end of the period that is one year and one day after the payment in full of all Obligations of Company under this Agreement and not to cooperate with or encourage others to file involuntary bankruptcy petitions against Company during the same period, and provided, that, if any such sale by Holdings to a special-purpose Subsidiary of Holdings involves Online Products and/or On Deck Express Products, and is in connection with a term securitization transaction, in which the Receivables eligible for purchase by the issuer under such securitization transaction from Holdings shall be Online Products and/or On Deck Express Products, then the Administrative Agent or one of its Affiliates shall have the right to be the lead underwriter of such transaction (provided the fees and expenses proposed to be charged by the Administrative Agent or such Affiliate(s) in connection with such role are consistent with those then prevailing in the market for similar transactions available to Holdings, provided, further, that the Administrative Agent shall have promptly accepted such opportunity to act as the lead underwriter of such transaction on terms that are consistent with those then prevailing in the market for similar transactions and shall not be at such time, in breach of its obligations under this Agreement) and (d) the sale by Company of Receivables with the written consent of the Purchasers.
"Permitted Discretion" means, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.
"Permitted Investments" means the following, subject to qualifications hereinafter set forth: (i) obligations of, or obligations guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America; (ii) federal funds, unsecured certificates of deposit and time deposits of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the rating agencies and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P; (iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (FDIC); (iv) only to the extent permitted by Rule 3a-7 under the Investment Company Act of 1940, as amended, investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above that are rated in the highest rating category by Moody’s or S&P; and (v) such other investments as to which the Administrative Agent consent in its sole discretion.
Notwithstanding the foregoing, "Permitted Investments" (i) shall exclude any security with the S&P’s "r" symbol (or any other rating agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as "strips"; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
"Person" means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
"Physical Note" means a note in the form of Exhibit B hereto, as it may be amended, supplemented or otherwise modified from time to time.
"Pledged Receivables" shall have the meaning attributed to such term in the Servicing Agreement.
"Portfolio" means the Receivables purchased by Company from Holdings pursuant to the Asset Purchase Agreement.
"Portfolio Performance Covenant" means the portfolio performance covenants specified in Appendix E.
"Portfolio Weighted Average Receivable Yield" means as of any date of determination, the quotient, expressed as a percentage, obtained by dividing (a) the sum, for all Eligible Receivables, of the product of (i) the Receivable Yield for each such Receivable multiplied by (ii) the Outstanding Principal Balance of such Receivable as of such date, by (b) the Eligible Portfolio Outstanding Principal Balance as of such date.
"Prime Rate" means, as of any day, the rate of interest per annum equal to the prime rate publicly announced by the majority of the eleven largest commercial banks chartered under United States Federal or State banking law as its prime rate (or similar base rate) in effect at its principal office. The determination of such eleven largest commercial banks shall be based upon deposits as of the prior year-end, as reported in the American Banker or such other source as may be reasonably selected by the Paying Agent.
"Principal Amount" means, with respect to the Notes and with respect to any date, an amount equal to the excess of (a) the sum of (i) the Initial Principal Balance, plus (ii) the aggregate principal amounts of any Additional Principal Amounts advanced pursuant to Section 2.1 of this Agreement, over (b) the aggregate amount of any principal payments made to Purchasers pursuant to this Agreement through and including such date.
"Principal Office" means, for Administrative Agent, Administrative Agent’s "Principal Office" as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company and each Purchaser; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Funding Document, the Principal Office of Administrative Agent shall be as set forth on Appendix B (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Purchaser).
"Pro Rata Share" means with respect to any Purchaser, the percentage obtained by dividing (i) the Exposure of that Purchaser by (ii) the aggregate Exposure of all Purchasers.
"Protective Undertaking Certification" means a certification provided by an Equity Lienholder to the Administrative Agent, for the benefit of the Purchasers, in form and substance reasonably satisfactory to the Administrative Agent, whereby such Equity Lienholder certifies that such Equity Lienholder will not (a) cause the Company to commence a voluntary or involuntary proceeding under any Debtor Relief Law, (b) in connection with any such proceeding, challenge the “true sale” characterization of any sale of Receivables by Holdings to the Company, or (c) in connection with any such proceeding, attempt to cause the Company to be “substantively consolidated” with Holdings or any other Person.
"Public Equity Offering" shall mean an underwritten public offering of common shares of, and by, Holdings pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the U.S. Securities Act of 1933, as amended, which yields not less than $50,000,000 in Net Cash Proceeds to Holdings.
"Purchaser" means each provider of financing listed on the signature pages hereto as a Purchaser, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

"Purchaser Affiliate" means, as applied to any Purchaser or Agent, any Related Fund and any Person directly or indirectly controlling (including any member of senior management of such Person), controlled by, or under common control with, such Purchaser or Agent. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
"Re-Aged" means returning a delinquent, open-end account to current status without collecting the total amount of principal, interest, and fees that are contractually due.
"Receivable Agreements" means, collectively, with respect to any Receivable, a Business Loan and Security Agreement, a Business Loan and Security Agreement Supplement or Loan Summary, the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit), in each case, in substantially the form provided to the Administrative Agent on or prior to the Closing Date and as may be amended, supplemented or modified from time to time in accordance with the terms of this Agreement and the other documents related thereto to which the Receivables Obligor is a party.
"Receivable File" means, with respect to any Receivable, (i) copies of each applicable document listed in the definition of "Receivable Agreements," (ii) the UCC financing statement, if any, filed against the Receivables Obligor in connection with the origination of such Receivable and (iii) copies of each of the documents required by, and listed in, the Document Checklist attached to the Custodial Agreement, each of which may be in electronic form.
“Receivable Yield” means, with respect to any Receivable, the imputed interest rate that is calculated on the basis of the expected aggregate annualized rate of return (calculated inclusive of all interest and fees (other than any Upfront Fees)) of such Receivable over the life of such Receivable.
Such calculation shall assume:
(a)    52 Payment Dates per annum, for Weekly Pay Receivables; and
(b)    252 Payment Dates per annum, for Daily Pay Receivables.
"Receivables" means any loan or similar contract with a Receivables Obligor pursuant to which Holdings or the Receivables Account Bank extends credit to such Receivables Obligor including all rights under any and all security documents or supporting obligations related thereto, including the applicable Receivable Agreements.
"Receivables Account Bank" means, with respect to any Receivable, (i) BofI Federal Bank, a federal savings institution, or (ii) upon notice to the Administrative Agent, any other institution organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that originates and owns loans for the Seller pursuant to a Receivables Program Agreement.
"Receivables Guarantor" means with respect to any Receivables Obligor, (a) each holder of the Capital Stock (or equivalent ownership or beneficial interest) of such Receivables Obligor in the case of a Receivables Obligor which is a corporation, partnership, limited liability company, trust or equivalent entity, who has agreed to unconditionally guarantee all of the obligations of the related Receivables Obligor under the related Receivable Agreements or (b) the natural person operating as the Receivables Obligor, if the Receivables Obligor is a sole proprietor.
"Receivables Obligor" means with respect to any Receivable, the Person or Persons obligated to make payments with respect to such Receivable, excluding any Receivables Guarantor referred to in clause (a) of the definition of "Receivables Guarantor."
"Receivables Program Agreement" means the (i) Master Business Loan Marketing Agreement, dated as of July 19, 2012, between Holdings and BofI Federal Bank, a federal savings institution (as amended, modified or supplemented from time to time) and (ii) any other agreement between Holdings and a Receivables Account Bank pursuant to which Holdings may refer applicants for small business loans conforming to the Underwriting Policies to such Receivables Account Bank and such Receivables Account Bank has the discretion to fund or not fund a loan to such applicant based on its own evaluation of such applicant and containing those provisions as are reasonably necessary to ensure that the transfer of small business loans by such Receivables Account Bank to Holdings thereunder are treated as absolute sales.
"Receivables Purchase Agreement" means a Bill of Sale and Assignment of Assets, by and between Holdings and any Subsidiary of Holdings, in substantially the form of Exhibit L hereto.
"Register" as defined in Section 2.4(b).
"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
"Related Agreements" means, collectively the Organizational Documents of Company and each Receivables Program Agreement.
"Related Fund" means, with respect to any Purchaser that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor.
"Related Security" shall have the meaning attributed to such term in the Asset Purchase Agreement.
"Replacement Commitment Base Certificate" as defined in Section 2.1(c)(ii).
"Requirements of Law" means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
"Requisite Purchasers" means one or more Purchasers having or holding Exposure and representing more than 50% of the sum of the aggregate Exposure of all Purchasers.
"Reserve Account" means a Deposit Account with account number OD1402.2 at Deutsche Bank Trust Company Americas in the name of Company.
"Reserve Account Funding Amount" means, on any day during a Reserve Account Funding Period, the excess, if any, of the product of (a) 0.50% and (b) the Eligible Portfolio Outstanding Principal Balance, over the amount then on deposit in the Reserve Account.
"Reserve Account Funding Event" means, as of any date of determination with respect to the two Monthly Periods most recently ended, that the Two-Month Weighted Average Excess Spread was less than 20.0%. Notwithstanding the foregoing, the Reserve Account Funding Event shall be deemed to no longer exist from and after any date upon which the Reserve Account Funding Event Cure has occurred (provided that only one Reserve Account Funding Event Cure shall be permitted hereunder).
"Reserve Account Funding Event Cure" means, as of any date of determination with respect to the three Monthly Periods most recently ended, that each of the following conditions has been satisfied after the occurrence of a Reserve Account Funding Event: (a) the Three-Month Weighted Average Excess Spread was greater than 25.0% and (b) no Reserve Account Funding Event Cure shall have previously occurred.
"Reserve Account Funding Period" means the period commencing on the first day after the Closing Date on which a Reserve Account Funding Event shall occur and ending on the first day thereafter on which the Reserve Account Funding Event Cure shall occur, and the period commencing on the first day thereafter on which another Reserve Account Funding Event shall occur and ending on the Termination Date.
"Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding.
"S&P" means Standard & Poor’s Ratings Services, a Standard & Poor's Financial Services LLC business, and its permitted successors and assigns.
"Secured Parties" shall have the meaning attributed to such term in the Security Agreement.

"Securities" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit‑sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
"Securities Account" means a "securities account" (as defined in the UCC).
"Securities Account Control Agreement" shall have the meaning attributed to such term in the Security Agreement.
"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Security Agreement" means that certain Security Agreement dated as of the Credit Agreement Closing Date (as it may be amended, supplemented or otherwise modified from time to time) between Company and the Collateral Agent in the form attached hereto as Exhibit H, as it may be amended, restated or otherwise modified from time to time.
"Seller" has the meaning set forth in the Asset Purchase Agreement.
"Servicer" means Holdings, in its capacity as the "Servicer" under the Servicing Agreement, and, after any removal or resignation of Holdings as the “Servicer” in accordance with the Servicing Agreement, any Successor Servicer.
"Servicer Default" shall have the meaning attributed to such term in the Servicing Agreement.
"Servicing Agreement" means that certain Servicing Agreement dated as of the Credit Agreement Closing Date (as it may be amended, supplemented or otherwise modified from time to time) between Company, Holdings and the Administrative Agent, in the form attached hereto as Exhibit I, as it may be amended, restated or otherwise modified from time to time, and, after the appointment of any Successor Servicer, the Successor Servicing Agreement to which such Successor Servicer is a party, as it may be amended, restated or otherwise modified from time to time.
"Servicing Fees" shall have the meaning attributed to such term in the Servicing Agreement; provided, however that, after the appointment of any Successor Servicer, the Servicing Fees shall mean the Successor Servicer Fees payable to such Successor Servicer.
"Servicing Reports" means the Servicing Reports delivered pursuant to the Servicing Agreement, including the Monthly Servicing Report.
"Servicing Standard" shall have the meaning attributed to such term in the Servicing Agreement.

"Servicing Transition Expenses" means all reasonable, out-of-pocket costs and expenses actually incurred by the Successor Servicer in connection with the assumption of servicing of the Pledged Receivables by a Successor Servicer after the delivery of a Termination Notice to the Servicer.
"Servicing Transition Period" means the period commencing on the giving of a Termination Notice and ending such number of days thereafter as shall be determined by the Administrative Agent in its Permitted Discretion.
"Solvency Certificate" means a Solvency Certificate of the chief financial officer (or the equivalent thereof) of each of Holdings and Company substantially in the form of Exhibit G‑2.
"Solvent" means, with respect to Company or Holdings, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is "solvent" within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
"Specified Event of Default" means any Event of Default occurring under Sections 7.1(a), (g) or (h).
"Subordinated Indebtedness" means any Indebtedness of Holdings that is fully subordinated to all senior indebtedness for borrowed money of Holdings, as to right and time of payment and as to any other rights and remedies thereunder, including, an agreement on the part of the holders of such Indebtedness that the maturity of such Indebtedness cannot be accelerated prior to the maturity date of such senior indebtedness for borrowed money.
"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.

"Subsidiary Receivables" means certain Receivables (i) owned by any Subsidiary of Holdings, and (ii) sold by such Subsidiary of Holdings to Holdings pursuant to a Receivables Purchase Agreement, and immediately thereafter sold by Holdings to Company, in each case, on one or more Transfer Dates.
"Successor Servicer" shall have the meaning attributed to such term in the Servicing Agreement.
"Successor Servicing Agreement" shall have the meaning attributed to such term in the Servicing Agreement.
"Successor Servicer Fees" means the servicing fees payable to a Successor Servicer pursuant to a Successor Servicing Agreement.
"Tangible Net Worth" means, as of any day, the total of (a) Holdings’ total stockholders’ equity, minus (b) all Intangible Assets of Holdings, minus (c) all amounts due to Holdings from its Affiliates, plus (d) any Convertible Indebtedness, plus (e) any Warranty Liability.
"Tax" means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.
"Termination Date" means the date on, and as of, which (a) all outstanding Notes have been repaid in full in cash, (b) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Funding Documents have been paid in full in cash or otherwise completely discharged, and (c) the Variable Termination Date shall have occurred.
"Termination Notice" shall have the meaning attributed to such term in the Servicing Agreement.
"Three-Month Weighted Average Delinquency Ratio" means, on any Interest Payment Date, the average of the Delinquency Ratios as of the three Determination Dates immediately preceding such Interest Payment Date.
"Three-Month Weighted Average Excess Spread" means, on any Interest Payment Date, the weighted average of the Excess Spreads as of the three Determination Dates immediately preceding such Interest Payment Date.
"Three-Month Weighted Average Receivable Yield" means, on any Interest Payment Date, the average of the Portfolio Weighted Average Receivable Yields as of the three Determination Dates immediately preceding such Interest Payment Date.
"Total Utilization of Commitment Limits" means, as at any date of determination, the Aggregate Outstanding Amount of all outstanding Notes.

"Transaction Costs" means the fees, costs and expenses payable by Holdings or Company on or within ninety (90) days after the Closing Date in connection with the transactions contemplated by the Funding Documents.
"Transfer Date" has the meaning assigned to such term in the Asset Purchase Agreement.
"Two-Month Weighted Average Excess Spread" means, on any Interest Payment Date, the weighted average of the Excess Spreads as of the two Determination Dates immediately preceding such Interest Payment Date.
"UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
"UCC Agent" means Corporation Service Company, a Delaware corporation, in its capacity as agent for Holdings or other entity providing secured party representation services for Holdings from time to time.
"Underwriting Policies" means the credit policies and procedures of Holdings, including the underwriting guidelines and OnDeck Score methodology, and the collection policies and procedures of Holdings, in each case in effect as of the Closing Date and in substantially the form provided to the Administrative Agent on or prior to the Closing Date, as such policies, procedures, guidelines and methodologies may be amended from time to time in accordance with Section 6.17.
"Upfront Fees" means, with respect to any Receivable, the sum of any fees charged by Holdings or the Receivables Account Bank, as the case may be, to a Receivables Obligor in connection with the disbursement of a loan, as set forth in the Receivables Agreement related to such Receivable, which are deducted from the initial amount disbursed to such Receivables Obligor, including the "Origination Fee" set forth on the applicable Receivable Agreement.
"Variable Period" means the period from the Closing Date to but excluding the Variable Termination Date.
"Variable Termination Date" means the earliest to occur of (i) August 13, 2016; (ii) the date the Commitment Limits are permanently reduced to zero pursuant to Section 2.9(b); and (iii) the date of the termination of the Commitment Limits pursuant to Section 7.1.
"Warranty Liability" means, as of any day, the aggregate stated balance sheet fair value of all outstanding warrants exercisable for redeemable convertible preferred shares of Holdings determined in accordance with GAAP.
"Weekly Pay Receivable" means any Receivable for which a Payment is generally due once per week.
1.2    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with

GAAP. Financial statements and other information required to be delivered by Company to Purchasers pursuant to Section 5.1(a) and Section 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Funding Document, and either Company, the Requisite Purchasers or the Administrative Agent shall so request, the Administrative Agent, the Purchasers and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) Company shall provide to the Administrative Agent and each Purchaser financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. If Administrative Agent, Company and the Administrative Agent cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Funding Documents shall be prepared, delivered and made without regard to the underlying change in GAAP.
1.3    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
SECTION 2.    PURCHASES OF NOTES

2.1    Discretionary Notes.
(a)    Commitment Limits. During the Variable Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Commitment Base Certificate and Commitment Base Report pursuant to Section 3.2(a)(i), each Purchaser severally agrees that it may on an uncommitted basis and subject to the last sentence of Section 2.1(a), in its sole and absolute discretion, fund Notes in the amount of the Initial Principal Balance on the Initial Funding Date and from time to time thereafter any Additional Principal Amounts requested by the Company, in each case, in an aggregate amount up to but not exceeding such Purchaser’s Commitment Limit; provided that no Purchaser shall fund any such Notes to the extent that, after the funding of such Note:
(i)    the Total Utilization of Commitment Limits exceeds the Commitment Base; or
(ii)    the Aggregate Outstanding Amount of the Notes purchased by such Purchaser hereunder shall exceed its Commitment Limit.
None of the Purchasers or any other Person shall be committed or otherwise have any obligation or be deemed to have any obligation, in each case, express or implied, to fund any Notes, extend any credit or take any other similar action hereunder or under any other Funding Document, provided that notwithstanding any other provision of this Agreement, no Purchaser may refuse to fund any Note properly requested hereunder as to which the conditions set forth to such funding herein would otherwise be satisfied unless such Purchaser has notified the Administrative Agent, and the Administrative Agent has notified the Company, of such Purchaser’s refusal to fund such Note prior to the Declination Deadline for such Note.
(b)    Amounts received by the Company from the issuance and/or funding of any Notes pursuant to Section 2.1(a) may be repaid and if agreed to by the Purchasers, subject to the last sentence of Section 2.1(a), in their sole and absolute discretion, funded again during the Variable Period in accordance with Section 2.1(a), and any repayment of the Notes (other than (i) pursuant to Section 2.10 (which circumstance shall be governed by Section 2.10), (ii) on any Interest Payment Date upon which no Event of Default has occurred and is continuing (which circumstance shall be governed by Section 2.12(a)) or (iii) on a date during the Amortization Period or upon which an Event of Default has occurred and is continuing (which circumstances shall be governed by Section 2.12(b))) shall be applied as directed by Company, provided that the Company may not repay the Notes more than one (1) time per week. Each Purchaser’s Commitment Limit shall expire on the Variable Termination Date. All Notes and all other amounts owed hereunder with respect to the Notes and the Commitment Limits shall be paid in full no later than the Amortization Period End Date. For the avoidance of doubt, the Company may also at any time or from time to time during the Amortization Period voluntarily prepay the Notes in whole or in part.
(c)    Funding Mechanics for the Notes.
(i)    All Notes shall be issuable in minimum denominations of $50,000 and integral multiples of $1,000 in excess thereof.

(ii)    Whenever Company desires that Purchasers fund Notes, the Company shall deliver to Administrative Agent, the Paying Agent and the Custodian a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least two (2) Business Days in advance of the proposed Funding Date; provided, that (x) the Company shall review such Funding Notice on the Business Day immediately preceding the proposed Funding Date and (y) if following such review it has determined that a Receivable would not qualify as an Eligible Receivable by virtue of clause (h) of the Eligibility Criteria not being satisfied then (1) such Receivable shall be deemed to be excluded from the Commitment Base Certificate included in such Funding Notice (each, an “Original Commitment Base Certificate”) (and any certification related thereto contained therein or in the Funding Documents) and (2) the Company shall deliver to Administrative Agent, the Custodian and the Paying Agent a revised Funding Notice no later than 1:00 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Funding Date and such revised Funding Notice (and the corresponding Commitment Base Certificate) (each, a “Replacement Commitment Base Certificate”) shall be modified solely to make adjustments necessary to exclude any such Receivable that would not qualify as an Eligible Receivable by virtue of clause (h) of the Eligibility Criteria including any reductions due to any resulting Excess Concentration Amounts, if any. Each such Funding Notice shall be delivered with a Commitment Base Certificate reflecting sufficient Availability for the requested Notes to be funded and a Commitment Base Report.
(iii)    Each Purchaser may, subject to the last sentence of Section 2.1(a), in its sole and absolute discretion, make the amount of its Note available to the Paying Agent not later than 1:00 p.m. (New York City time) on the applicable Funding Date by wire transfer of same day funds in Dollars, and the Paying Agent shall remit such funds to the Company not later than 3:00 p.m. (New York City time) by wire transfer of same day funds in Dollars to the account of Company designated in the related Funding Notice.
(iv)    Company may issue and/or request that Notes be funded pursuant to this Section 2.1, purchase Eligible Receivables pursuant to Section 2.11(c)(vii)(C) and/or repay Notes pursuant to Section 2.11(c)(vii)(B) no more than three (3) times per week.
(d)    Deemed Requests for Funding of Notes to Pay Required Payments. All payments of principal, interest, fees and other amounts payable to Purchasers under this Agreement or any Funding Document may be paid from the proceeds of Notes, made pursuant to a Funding Notice from Company pursuant to Section 2.1(c).
2.2    Pro Rata Shares. No Purchaser shall be responsible for the failure of any other Purchaser to fund any Note requested hereunder and no Purchaser’s Commitment Limit shall be increased or decreased as a result of the failure of any other Purchaser to fund any Note requested hereunder.
2.3    Use of Proceeds. The proceeds from the issuance and/or funding of Notes on the Closing Date shall be applied by Company to (a) the extinguishment of any outstanding revolving credit facilities under the Original Agreement and (b) pay Transaction Costs. The proceeds of the Notes funded after the Closing Date shall be applied by Company to (a) finance the acquisition of

Eligible Receivables from Holdings pursuant to the Asset Purchase Agreement, (b) pay Transaction Costs and ongoing fees and expenses of Company hereunder and (c) make other payments in accordance with Section 2.12. No portion of the proceeds of any Note Funding shall be used in any manner that causes or might cause such Note Funding or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
2.4    Physical Notes.
(a)    [Reserved].
(b)    [Reserved].
(c)    Physical Notes. Issuer shall execute and deliver to each Purchaser on the Closing Date, and to any Person who is an assignee of a Purchaser pursuant to Section 9.5, promptly after Issuer’s receipt of such notice, a Physical Note to evidence such Purchaser’s Note.
2.5    Interest on Notes.
(a)    Except as otherwise set forth herein, the Notes shall accrue interest daily in an amount equal to the product of (A) the unpaid Aggregate Outstanding Amount thereof as of such day and (B) the LIBO Rate for such period plus the Applicable Margin.
(b)    Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Note, the date of the funding of such Note or the first day of an Interest Period applicable to such Note shall be included, and the date of payment of such Note or the expiration date of an Interest Period applicable to such Note shall be excluded; provided, if a Note is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Note.
(c)    Except as otherwise set forth herein, interest on each Note shall be payable in arrears (i) on and to each Interest Payment Date; (ii) upon any prepayment of that Note, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity.
2.6    Default Interest. Subject to Section 9.18, upon the occurrence and during the continuance of an Event of Default, the Aggregate Outstanding Amount of all Notes and, to the extent permitted by applicable law, any interest payments on the Notes not paid on the Interest Payment Date for the Interest Period in which such interest accrued or any fees or other amounts owed hereunder, shall thereafter bear interest (including post‑petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable in accordance with Section 2.12(b) at a rate that is 3.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Notes (or, in the case of any such fees and other amounts, at a rate which is 3.0% per annum in excess of the interest rate otherwise payable hereunder) (the "Default Interest Rate"). Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Purchaser.
2.7    The Notes.
(a)    The Notes shall be substantially in the form set forth in Exhibit B in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes. Each Note is a “security” governed by Article 8 of the UCC.
(b)    The Notes shall be printed.
(c)    Advances by a Purchaser shall increase the Aggregate Outstanding Amount of the Note of such Purchaser pursuant to Section 2.1. Payments of principal on a Note of a Purchaser shall decrease the Aggregate Outstanding Amount of such Note of such Purchaser. Each Purchaser shall make (or cause to be made) appropriate notations on its internal records or on the grid attached to its respective Note (or on a continuation of such grid attached to such Note and made a part thereof), which notations shall evidence, inter alia, the date of, the Aggregate Outstanding Amount of, and the interest rate applicable to, the Notes evidenced thereby. The notations on such internal records or on each such grid (and on each such continuation) indicating the Aggregate Outstanding Amount of the applicable Note made by such Purchaser shall be prima facie evidence (absent manifest error) of the Aggregate Outstanding Amount thereof owing and unpaid, but the failure to record any such amount, or any error therein, shall not limit or otherwise affect the obligations of the Issuer hereunder or under any Note to make payment of principal of or interest on any such Note when due.
(d)    All Notes shall be substantially identical except as to maximum Commitment Limit and except as may otherwise be provided in or pursuant to this Section.
(e)    Legends. Each Note issued hereunder will contain the following legend limiting sales to institutions that qualify both as "accredited investors" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and as "qualified purchasers" as defined in the Investment Company Act of 1940, as amended:
THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR REGULATORY AUTHORITY OF ANY STATE. THIS NOTE HAS BEEN OFFERED AND SOLD PRIVATELY. THE NOTE OWNER HEREOF ACKNOWLEDGES THAT THESE SECURITIES ARE "RESTRICTED SECURITIES" THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND AGREES FOR THE BENEFIT OF THE ISSUER AND ITS AFFILIATES THAT THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT TO A PERMITTED ASSIGNEE THAT IS BOTH (X) AN INSTITUTION THAT QUALIFIES AS AN "ACCREDITED

INVESTOR" AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND (Y) A "QUALIFIED PURCHASER" FOR PURPOSES OF SECTION 3(C)(7) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”), PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE INVESTMENT COMPANY ACT, AND IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION.
(f)    Execution, Delivery and Dating. (i) The Notes shall be executed on behalf of the Issuer by any of its Authorized Officers. The signature of any of these officers on the Notes may be manual or facsimile, (ii) the Notes bearing the manual or facsimile signatures of individuals who were at any time Authorized Officers shall bind the Issuer, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of such Notes, (iii) each Note shall be dated the date of its execution.
(g)    Registration, Registration of Transfer and Exchange, Transfer Restrictions. (i) the Issuer shall cause to be kept a register (the "Register") in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes, the transfers of the Notes and the recordation of the names and addresses of the Purchasers and the Commitment Limits and the Notes of each Purchaser from time to time. The Register shall be available for inspection by Company or any Purchaser at any reasonable time and from time to time upon reasonable prior notice. The Paying Agent shall record in the Register the Commitment Limits and the Notes, each repayment or prepayment in respect of the Principal Balance of the Notes, and the Aggregate Outstanding Amount of the Notes and any such recordation shall be conclusive and binding on Company and each Purchaser, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Purchaser’s Commitment Limits or Company’s Obligations in respect of any Notes. The Paying Agent shall serve as "Note Registrar" for the purpose of registering Notes and transfers of the Notes as herein provided; (ii) upon surrender for registration of a permitted transfer of any Note at the office or agency of the Issuer, the Issuer shall execute and deliver in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like tenor and principal amounts; (iii) at the option of the Note owner, Notes may be exchanged for other Notes of same Aggregate Outstanding Amount and maximum principal amounts, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange to the Issuer, the Issuer shall execute and deliver the Notes, which the Note owner making the exchange is entitled to receive; (iv) all Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange; (v) every Note presented or surrendered to the Issuer for registration of transfer or for exchange shall (if so required by the Issuer) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer duly executed, by the Note owner thereof or his attorney duly authorized in writing with such signature guaranteed by a commercial bank or trust company, or by a member firm of a national securities exchange, and such other documents as the Issuer may require. The Issuer shall notify the Note Registrar of each transfer or exchange of Notes; (vi) no service charge shall be made for any registration of transfer or exchange of Notes, but the Issuer or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes; (vii) no Note owner of a Note shall transfer its Note unless such transfer is made (A)(I) to a Person who is both a “qualified purchaser” as defined in the Investment Company Act of 1940, as amended, and who is an institution that qualifies as an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and (II) in accordance with (x) an applicable exemption from the registration requirements under Section 5 of the Securities Act, provided the Issuer is provided one or more certificates reasonably satisfactory to the Issuer certifying as to the matters set forth above and an Opinion of Counsel reasonably satisfactory to it that such transfer is so exempt, and (z) the registration and qualification requirements (or any applicable exemptions therefrom) under applicable state securities laws and (B) otherwise in accordance with this Agreement; and provided further than no such transfer shall be made until the Issuer shall have received appropriate certificates and other documentation described in Section 2.16(d) confirming that the transferee is completely exempt from all withholding taxes; and (viii) each initial Purchaser on the Closing Date and subsequent Purchasers shall execute and deliver to (1) the Issuer an Assignment Agreement substantially in the form attached hereto as Exhibit E, and (2) the Note Registrar any applicable tax forms required by the Note Registrar and payment instructions for such transferee. Each Purchaser agrees, and hereby represents and warrants to the Company, that it is both a “qualified purchaser” as defined in the Investment Company Act of 1940, as amended, and an institution that qualifies as an "accredited investor" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and the beneficial interest in the Notes purchased by it will be acquired for investment only and not with a view to any public distribution thereof, and that such Note owner will not offer to sell or otherwise dispose of any Note acquired by it (or any interest therein) in violation of any of the requirements of the Securities Act or any applicable state or other securities laws. Each Note owner acknowledges that it has no right to require the Issuer to register, under the Securities Act of 1933, as amended, or any other securities law, the Notes (or the beneficial interest therein) acquired by it pursuant to this Agreement. Each Note owner hereby confirms and agrees that in connection with any transfer or syndication by it of an interest in the Notes, such Note owner has not engaged and will not engage in a general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Notwithstanding anything contained herein to the contrary, the Note Registrar shall not have any duty to verify that any transfer of the Notes was made in compliance with this subsection (g), the Securities Act or any other applicable laws, but the Note Registrar shall not register such transfer until the Issuer notifies the Paying Agent in writing that such transfer may be so registered. Company hereby designates the entity serving as the Paying Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Paying Agent and its officers, directors, employees, agents and affiliates shall constitute "Indemnitees".
(h)    Mutilated, Destroyed, Lost and Stolen Notes. (i) If any mutilated Note is surrendered to the Issuer, the Issuer shall execute and deliver in exchange therefor a new Note of the same series and of like tenor and maximum principal amount and bearing a number not contemporaneously outstanding. If there shall be delivered to the Issuer (x) evidence to the Issuer's satisfaction of the destruction, loss or theft of any Note and (y) such security or indemnity as may be required by them to hold the Issuer and any of its agents, including the Paying Agent and Note Registrar, harmless, then, in the absence of notice to the Issuer that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of the same series and of like tenor and Aggregate Outstanding Amount and maximum principal amount and bearing a number not contemporaneously outstanding; (ii) in case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note; (iii) upon the issuance of any new Note under this Section, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Note Registrar) connected therewith; (iv) every new Note issued pursuant to this Section in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder; (v) the provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
(i)    Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Issuer, the Paying Agent and any agent of the Issuer or the Paying Agent may treat the Person in whose name such Note is registered as the absolute owner of such Note for the purpose of receiving payment on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, the Paying Agent or any agent of the Issuer or the Paying Agent shall be affected by notice to the contrary.
(j)    Cancellation. All Notes surrendered for payment, prepayment in whole, registration of transfer or exchange shall, if surrendered to any Person other than the Issuer, be delivered to the Issuer and shall be promptly cancelled by the Issuer. The Issuer may at any time cancel any Notes previously delivered hereunder which the Issuer may have acquired in any manner whatsoever, and may cancel any Notes previously executed hereunder which the Issuer has not issued and sold. No Notes shall be executed and delivered in lieu of or in exchange for any Notes cancelled as provided in this Section, except as expressly permitted by this Agreement. All cancelled Notes held by the Issuer shall be held or destroyed by the Issuer in accordance with its standard retention or disposal policy as in effect at the time. The Issuer shall provide the Paying Agent and Note Registrar with written notice of any Note cancellation hereunder.

2.8    Amortization Period End Date. Company shall repay the Notes in full on or before the Amortization Period End Date.
2.9    Voluntary Commitment Reductions.
(a)    [Reserved].
(b)    Company may, upon not less than three (3) Business Days’ prior written notice to Administrative Agent, at any time and from time to time terminate in whole or permanently reduce in part the Commitment Limits in an amount up to the amount by which the Commitment Limits exceed the Total Utilization of Commitment Limits at the time of such proposed termination or reduction; provided, any such partial reduction of the Commitment Limits shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(c)    Company’s notice shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitment Limits shall be effective on the date specified in Company’s notice and shall reduce the Commitment Limit of each Purchaser proportionately to its applicable Pro Rata Share thereof.
2.10    Commitment Base Deficiency. Company shall prepay the Notes within two (2) Business Day of the earlier of (i) an Authorized Officer or the Chief Financial Officer (or in each case, the equivalent thereof) of Company becoming aware that a Commitment Base Deficiency exists and (ii) receipt by Company of notice from any Agent or any Purchaser that a Commitment Base Deficiency exists, in each case in an amount equal to such Commitment Base Deficiency, which shall be applied to prepay the Notes as necessary to cure any Commitment Base Deficiency.
2.11    Controlled Accounts.
(a)    Company shall establish and maintain cash management systems reasonably acceptable to the Administrative Agent, including, without limitation, with respect to blocked account arrangements. Other than a cash management deposit account (the "Funding Account") maintained at the Paying Agent into which proceeds of Notes may be funded at the direction of Company, Company shall not establish or maintain a Deposit Account or Securities Account other than a Controlled Account and Company shall not, and shall cause Servicer not to deposit Collections or proceeds thereof in a Securities Account or Deposit Account which is not a Controlled Account (provided, that, inadvertent and non-reoccurring errors by Servicer in applying such Collections or proceeds that are promptly, and in any event within two (2) Business Days after Servicer or Company has (or should have had in the exercise of reasonable diligence) knowledge thereof, cured shall not be considered a breach of this covenant). All Collections and proceeds of Collateral shall be subject to an express trust for the benefit of Collateral Agent on behalf of the Secured Parties and shall be delivered to Purchasers for application to the Obligations or any other amount due under any other Funding Document as set forth in this Agreement.
(b)    On or prior to the date hereof, Company shall cause to be established and maintained, (i) a trust account (or sub-accounts) in the name of Company and under the sole dominion and control of, the Collateral Agent designated as the "Collection Account" in each case bearing a designation clearly indicating that the funds and other property credited thereto are held for Collateral Agent for the benefit of the Purchasers and subject to the applicable Securities Account Control Agreement and (ii) a Deposit Account into which the proceeds of all Pledged Receivables, including by automatic debit from Receivables Obligors’ operating accounts, shall be deposited in the name of Company designated as the "Lockbox Account" as to which the Collateral Agent has sole dominion and control over such account for the benefit of the Secured Parties within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Lockbox Account Control Agreement. The Lockbox Account Control Agreement will provide that all funds in the Lockbox Account will be swept daily into the Collection Account.
(c)    Lockbox System.
(i)    Company has established pursuant to the Lockbox Account Control Agreement and the other Control Agreements for the benefit of the Collateral Agent, on behalf of the Secured Parties, a system of lockboxes and related accounts or deposit accounts as described in Sections 2.11(a) and (b) (the "Lockbox System") into which (subject to the proviso in Section 2.11(a)) all Collections shall be deposited.
(ii)    Company shall have identified a method reasonably satisfactory to Administrative Agent to grant Backup Servicer (and its delegates) access to the Lockbox Account when the Backup Servicer has become the Successor Servicer in accordance with the Funding Documents, for purposes of initiating ACH transfers from Receivables Obligors’ operating accounts after the Credit Agreement Closing Date.
(iii)    Company shall not establish any lockbox or lockbox arrangement without the consent of the Administrative Agent in its sole discretion, and prior to establishing any such lockbox or lockbox arrangement, Company shall cause each bank or financial institution with which it seeks to establish such a lockbox or lockbox arrangement, to enter into a control agreement with respect thereto in form and substance satisfactory to the Administrative Agent in its sole discretion.
(iv)    Without the prior written consent of the Administrative Agent, Company shall not (A) change the general instructions given to the Servicer in respect of payments on account of Pledged Receivables to be deposited in the Lockbox System or (B) change any instructions given to any bank or financial institution which in any manner redirects any Collections or proceeds thereof in the Lockbox System to any account which is not a Controlled Account.
(v)    Company acknowledges and agrees that (A) the funds on deposit in the Lockbox System shall continue to be collateral security for the Obligations secured thereby, and (B) upon the occurrence and during the continuance of an Event of Default, at the election of the Requisite Purchasers, the funds on deposit in the Lockbox System may be applied as provided in Section 2.12(b).

(vi)    Company has directed, and will at all times hereafter direct, the Servicer to direct payment from each of the Receivables Obligors on account of Pledged Receivables directly to the Lockbox System. Company agrees (A) to instruct the Servicer to instruct each Receivables Obligor to make all payments with respect to Pledged Receivables directly to the Lockbox System and (B) promptly (and, except as set forth in the proviso to this Section 2.11(c)(vi), in no event later than two (2) Business Days following receipt) to deposit all payments received by it on account of Pledged Receivables, whether in the form of cash, checks, notes, drafts, bills of exchange, money orders or otherwise, in the Lockbox System in precisely the form in which they are received (but with any endorsements of Company necessary for deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer, such deposit shall be made no later than the second Business Day following the date on which such account number is identified or such payment can be processed, as applicable.
(vii)    So long as no Event of Default has occurred and shall be continuing, Company or its designee shall be permitted to direct the investment of the funds from time to time held in the Controlled Accounts (A) in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Administrative Agent or the Purchasers shall have liability whatsoever in respect of any failure by the Controlled Account Bank to do so), with all such proceeds and reinvestments to be held in the applicable Controlled Account; provided, however, that the maturity of the Permitted Investments on deposit in the Controlled Accounts shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement, (B) to repay the Notes in accordance with Section 2.1(b), provided, however, that (w) in order to effect any such repayment from a Controlled Account, Company shall deliver to the Administrative Agent and Paying Agent, a Controlled Account Voluntary Payment Notice in substantially the form of Exhibit K hereto no later than 12:00 p.m. (New York City time) on the Business Day prior to the date of any such repayment specifying the date of prepayment, the amount to be repaid and the Controlled Account from which such repayment shall be made, (x) no more than three (3) fundings of Notes pursuant to Section 2.1 may be made in any calendar week, (y) the minimum amount of any such repayment on the Notes shall be $50,000, and (z) after giving effect to each such repayment, an amount equal to not less than the sum of (i) during any Reserve Account Funding Period, any Reserve Account Funding Amount and (ii) the aggregate of 105% of the aggregate pro forma amount of interest, fees and expenses projected to be due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, if any, for the remainder of the applicable Interest Period, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Notes during the remainder of the applicable Interest Period using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Commitment Limits on such date (after giving effect to such repayments), shall remain in the Controlled Accounts, or (C) to purchase additional Eligible Receivables pursuant to the terms and conditions of the Asset Purchase Agreement, provided, that a Commitment Base Certificate (evidencing sufficient Availability after giving effect to the release of Collections and the funding of any Note being made on such date and that after giving effect to the release of Collections, no event has occurred and is continuing that constitutes, or would result from such release that would constitute, a Commitment Base Deficiency, Default or Event of Default) and a Commitment Base Report shall be delivered to the Administrative Agent, the Paying Agent and the Custodian no later than 11:00 a.m. (New York City time) at least two (2) Business Days in advance of any such proposed purchase or release, (x) if such purchase of Eligible Receivables were being funded with Notes, the conditions for funding such Note on such date contained in Section 3.2(a)(iii) and Section 3.2(a)(vi) would be satisfied as of such date, and provided further, that if such withdrawal from the Collection Account does not occur simultaneously with the funding of a Note by the Purchasers hereunder pursuant to the delivery of a Funding Notice, such withdrawal shall be considered a "Note" solely for purposes of Section 2.1(c)(iv) (y) no more than three (3) fundings of Notes pursuant to Section 2.1 may be made in any calendar week and (z) after giving effect to such release, an amount equal to not less than the sum of (i) during any Reserve Account Funding Period, any Reserve Account Funding Amount and (ii) the aggregate of 105% of the aggregate pro forma amount of interest, fees and expenses projected to be due hereunder and under the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement and the Successor Servicing Agreement, if any, for the remainder of the applicable Interest Period, based on the Accrued Interest Amount on such date and a projection of the interest to accrue on the Notes during the remainder of the applicable Interest Period using the same assumptions as are contained in the calculation of the Accrued Interest Amount, and the Total Utilization of Commitment Limits on such date shall remain in the Controlled Accounts.
(viii)    All income and gains from the investment of funds in the Controlled Accounts shall be retained in the respective Controlled Account from which they were derived, until each Interest Payment Date, at which time such income and gains shall be applied in accordance with Section 2.12(a) or (b) (or, if sooner, until utilized for a repayment pursuant to Section 2.11(c)(vii)(B) or a purchase of additional Eligible Receivables pursuant to Section 2.11(c)(vii)(C)), as the case may be. As between Company and Collateral Agent, Company shall treat all income, gains and losses from the investment of amounts in the Controlled Accounts as its income or loss for federal, state and local income tax purposes.
(d)    Reserve Account. On or prior to the date hereof, Company shall cause to be established and maintained a Deposit Account in the name of Company designated as the "Reserve Account" as to which the Collateral Agent has control over such account for the benefit of the Purchasers within the meaning of Section 9-104(a)(2) of the UCC pursuant to the Blocked Account Control Agreement. The Reserve Account will be funded during a Reserve Account Funding Period with funds available therefor pursuant to Section 2.12(a). At any time after the giving of a Termination Notice by the Administrative Agent, the Paying Agent shall at the written direction of the Administrative Agent withdraw from time to time up to an aggregate amount of $100,000 from the Reserve Account to pay Servicing Transition Expenses during the Servicing Transition

Period. On the first Interest Payment Date after the occurrence and during the continuance of an Event of Default, the Paying Agent shall at the written direction of the Administrative Agent transfer into the Collection Account for application on such Interest Payment Date in accordance with Section 2.12(b) the amount by which the amount in the Reserve Account exceeds the excess, if any, of $100,000 over the aggregate amount previously withdrawn from the Reserve Account to pay Servicing Transition Expenses. If the first Interest Payment Date after the end of a Servicing Transition Period is during the continuance of an Event of Default, the Paying Agent shall at the written direction of the Administrative Agent transfer into the Collection Account for application on such Interest Payment Date in accordance with Section 2.12(b) all amounts in the Reserve Account. If, after the first Reserve Account Funding Event to occur hereunder, a Reserve Account Funding Event Cure occurs, on the next Interest Payment Date after the occurrence of such Reserve Account Funding Event Cure the Paying Agent shall, at the direction of Company, transfer all amounts in the Reserve Account into the Collection Account for application on such Interest Payment Date in accordance with Section 2.12(a). For the avoidance of doubt, only one Reserve Account Funding Event Cure shall be permitted hereunder.
2.12    Application of Proceeds.
(a)    Application of Amounts in the Collection Account. So long as no Event of Default has occurred and is continuing (after giving effect to the application of funds in accordance herewith on the relevant date) and the Variable Termination Date has not yet occurred, on each Interest Payment Date, all amounts in the Controlled Accounts (other than the Reserve Account) shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:
(i)    first, to Company, on a pari passu basis, (A) amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to clause (ix) below, and (B) to pay any accrued and unpaid Servicing Fees;
(ii)    second, on a pari passu basis, (A) to Company to pay any accrued and unpaid Backup Servicing Fees and any accrued and unpaid fees and expenses of the Custodian and the Controlled Account Bank (in respect of the Controlled Accounts), (B) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Funding Documents; (C) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Funding Documents; and (D) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Funding Documents; provided, however, that the aggregate amount of costs, fees or indemnities payable to Administrative Agent, the Collateral Agent or the Controlled Account Bank (in respect of the Controlled Accounts) pursuant to this clause (ii) shall not exceed $450,000 in any Fiscal Year;
(iii)    third, on a pro rata basis, to the Purchasers to pay costs, fees, and accrued interest on the Notes and expenses and interest thereon payable pursuant to the Funding Documents;

(iv)    fourth, on a pro rata basis, to the Purchasers in an amount necessary to reduce any Commitment Base Deficiency to zero;
(v)    fifth, to pay to Administrative Agent, Paying Agent, Collateral Agent and the Controlled Account Bank any costs, fees or indemnities not paid in accordance with clause (ii) above;
(vi)    sixth, during a Reserve Account Funding Period, to the Reserve Account an amount equal to any Reserve Account Funding Amount;
(vii)    seventh, to pay all other Obligations or any other amount then due and payable hereunder;
(viii)    eighth, at the election of Company, on a pro rata basis, to the Purchasers, as applicable, to repay the principal of the Notes; and
(ix)    ninth, prior to the Amortization Period End Date, and provided that no Commitment Base Deficiency would occur after giving effect to such distribution, any remainder to Company or as Company shall direct consistent with Section 6.5.
(b)    Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default and during the Amortization Period, on each Interest Payment Date, all amounts in the Controlled Accounts shall be applied by the Paying Agent based on the Monthly Servicing Report as follows:
(i)    first, to Company, on a pari passu basis, (A) amounts sufficient for Company to maintain its limited liability company existence and to pay similar expenses up to an amount not to exceed $1,000 in any Fiscal Year, and only to the extent not previously distributed to Company during such Fiscal Year pursuant to Section 2.12(a)(i) or 2.12(a)(ix) above, and (B) to pay any accrued and unpaid Servicing Fees;
(ii)    second, on a pari passu basis, (A) to Company to pay any accrued and unpaid Backup Servicing Fees and any accrued and unpaid fees and expenses of the Custodian and the Controlled Account Bank (in respect of the Controlled Accounts), (B) to Administrative Agent to pay any costs, fees or indemnities then due and owing to Administrative Agent under the Funding Documents (C) to Collateral Agent to pay any costs, fees or indemnities then due and owing to Collateral Agent under the Funding Documents and (D) to Paying Agent to pay any costs, fees or indemnities then due and owing to Paying Agent under the Funding Documents;
(iii)    third, on a pro rata basis, to the Purchasers to pay costs, fees, and accrued interest (including any additional interest accruing under Section 2.6) on the Notes and expenses and interest thereon payable pursuant to the Funding Documents;
(iv)    fourth, on a pro rata basis, to the Purchasers until the Notes are paid in full;

(v)    fifth, to pay all other Obligations or any other amount then due and payable hereunder; and
(vi)    sixth, any remainder to Company.
2.13    General Provisions Regarding Payments.
(a)    All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 12:00 p.m. (New York City time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by Company on the next Business Day (provided, that any repayment made pursuant to Section 2.11(c)(vii)(B) or any application of funds by Paying Agent pursuant to Section 2.12 on any Interest Payment Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.13).
(b)    All payments in respect of the Aggregate Outstanding Amount of any Note (other than voluntary prepayments of Notes or payments pursuant to Section 2.10) shall be accompanied by payment of accrued interest on the Aggregate Outstanding Amount being repaid or prepaid.
(c)    Paying Agent shall promptly distribute to each Purchaser at such address as such Purchaser shall indicate in writing, the applicable Pro Rata Share of each Purchaser of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Paying Agent.
(d)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the fees hereunder.
(e)    Except as set forth in the proviso to Section 2.13(a), Paying Agent shall deem any payment by or on behalf of Company hereunder to them that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non‑conforming payment. Any such payment shall not be deemed to have been received by Paying Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Paying Agent shall give prompt notice via electronic mail to Company and Administrative Agent if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Interest Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

2.14    Ratable Sharing. Purchasers hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes funded and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Funding Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Purchaser hereunder or under the other Funding Documents (collectively, the "Aggregate Amounts Due" to such Purchaser) which is greater than such Purchaser would be entitled pursuant to this Agreement, then the Purchaser receiving such proportionately greater payment shall (a) notify Administrative Agent, Paying Agent and each Purchaser of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Purchasers so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Purchasers in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Purchaser is thereafter recovered from such Purchaser upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Purchaser ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
2.15    Increased Costs; Capital Adequacy.
(a)    Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the Closing Date, or compliance by such Affected Party with any guideline, request or directive issued or made after the Closing Date (or with respect to any Purchaser which becomes a Purchaser after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi‑Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or any of the other Funding Documents or any of its obligations hereunder or thereunder or any payments to such Affected Party (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of entering into this Agreement, funding or maintaining Notes hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, Company shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(b)    Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase‑in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Notes or Commitment Limits, or participations therein or other obligations hereunder with respect to the Notes to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase‑in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Affected Party of the statement referred to in the next sentence, Company shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after‑tax basis for such reduction. Such Affected Party shall deliver to Company (with a copy to Administrative Agent and Paying Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (i) and (ii) of this Section 2.15 shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and from time to time hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
(c)    Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Affected Party's right to demand such compensation, provided that Company shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.15 for any increased costs incurred or reductions suffered more than thirty (30) days prior to the date that such Affected Party notifies Company of the matters giving rise to such increased costs or reductions and of such Affected Party's intention to claim compensation therefor.
Notwithstanding anything to the contrary in this Section 2.15, with respect to any Affected Party that is not a bank or a broker-dealer, the Company shall not be required to pay any increased costs under this Section 2.15 if the payment of such increased cost would cause the Company’s all-in cost of funding hereunder, for the applicable period to be in excess of the LIBO Rate plus 7.5%.
2.16    Taxes; Withholding, etc.
(a)    Payments to Be Free and Clear. Subject to Section 2.16(b), all sums payable by Company hereunder and under the other Funding Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.
(b)    Withholding of Taxes. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to an Affected Party under any of the Funding Documents: (i) Company shall notify Paying Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company or the Paying Agent shall make such deduction or withholding and pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Paying Agent or such Affected Party, as the case may be) on behalf of and in the name of Paying Agent or such Affected Party; (iii) if such Tax is an Indemnified Tax, the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (and any withholdings imposed on additional amounts payable under this paragraph), such Affected Party receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Paying Agent evidence satisfactory to the other Affected Parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.
(c)    Indemnification by Company. Company shall indemnify each Affected Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Affected Party or required to be withheld or deducted from a payment to such Affected Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Company by an Affected Party (with a copy to the Paying Agent), or by the Paying Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error.
(d)    Evidence of Exemption or Reduced Rate From U.S. Withholding Tax.
(i)    Each Purchaser that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a "Non‑US Purchaser") shall, to the extent it is legally entitled to do so, deliver to Paying Agent for transmission to Company, on or prior to the Closing Date (in the case of each Purchaser listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Purchaser (in the case of each other Purchaser), and at such other times as may be necessary in the determination of Company or Paying Agent (each in the reasonable exercise of its discretion), (A) two original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable (with appropriate attachments) (or any successor forms), properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Purchaser is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to any payments to such Purchaser of principal, interest, fees or other amounts payable under any of the Funding Documents, or (B) if such Purchaser is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W‑8ECI pursuant to clause (A) above and is relying on the so called "portfolio interest exception", a Certificate Regarding Non‑Bank Status together with two original copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E, as applicable (or any successor form), properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Purchaser is not subject, or is eligible for a reduction in the rate of, to deduction or withholding of United States federal income tax with respect to any payments to such Purchaser of interest payable under any of the Funding Documents. Each Purchaser required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(d)(i) or Section 2.16(d)(ii) hereby agrees, from time to time after the initial delivery by such Purchaser of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Purchaser shall promptly deliver to Paying Agent for transmission to Company two new original copies of Internal Revenue Service Form W‑8BEN, W-8BEN-E, W‑8IMY, or W‑8ECI, or, if relying on the "portfolio interest exception", a Certificate Regarding Non‑Bank Status and two original copies of Internal Revenue Service Form W‑8BEN or W-8BEN-E, as applicable (or any successor form), as the case may be, properly completed and duly executed by such Purchaser, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Purchaser is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to payments to such Purchaser under the Funding Documents, or notify Paying Agent and Company of its inability to deliver any such forms, certificates or other evidence.
(ii)    Any Purchaser that is a U.S. Person shall deliver to Company and the Paying Agent on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement on the Closing Date or pursuant to an Assignment Agreement (and from time to time thereafter upon the reasonable request of Company or the Paying Agent), executed originals of IRS Form W-9 certifying that such Purchaser is a U.S. Person and exempt from U.S. federal backup withholding tax.
(iii)    If a payment made to a Purchaser under any Funding Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to Company and the Paying Agent at the time or times reasonably requested by Company or the Paying Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Company or the Paying Agent as may be necessary for Company and the Paying Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(e)    Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
2.17    Obligation to Mitigate. Each Purchaser agrees that, as promptly as practicable after the officer of such Purchaser responsible for administering its Notes becomes aware of the occurrence of an event or the existence of a condition that would cause such Purchaser to become an Affected Purchaser or that would entitle such Purchaser to receive payments under Section 2.15 and/or Section 2.16, it will, to the extent not inconsistent with the internal policies of such Purchaser and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Note Fundings through another office of such Purchaser, or (b) take such other measures as such Purchaser may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Purchaser pursuant to 2.15 and/or 2.16 would be materially reduced and if, as determined by such Purchaser in its sole discretion, the making, issuing, funding or maintaining of such Commitment Limits or Notes through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment Limits or Notes or the interests of such Purchaser; provided, such Purchaser will not be obligated to utilize such other office pursuant to this Section 2.17 unless Company agrees to pay all reasonable and incremental expenses incurred by such Purchaser as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Purchaser to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.
2.18    [Reserved].
2.19    [Reserved].
2.20    The Paying Agent.
(a)    The Purchasers hereby appoint Deutsche Bank Trust Company Americas as the initial Paying Agent. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to Section 2.12 shall be made by the Paying Agent based on the Monthly Servicing Report.
(b)    The Paying Agent hereby agrees that, subject to the provisions of this Section, it shall:
(i)    hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;
(ii)    give the Administrative Agent and each Purchaser notice of any default by the Company in the making of any payment required to be made with respect to the Obligations of which it has actual knowledge;
(iii)    comply with all requirements of the Internal Revenue Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and
(iv)    provide to the Agents such information as is required to be delivered under the Internal Revenue Code or any State law applicable to the particular Paying Agent, relating to payments made by the Paying Agent under this Agreement.
(c)    Each Paying Agent (other than the initial Paying Agent) shall be appointed by the Purchasers with the prior written consent of the Company.

(d)    The Company shall indemnify the Paying Agent and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, fraud, gross negligence or bad faith on the part of the Paying Agent, arising out of or in connection with the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement. All such amounts shall be payable in accordance with Section 2.12 and such indemnity shall survive the termination of this Agreement and the resignation or removal of the Paying Agent.
(e)    The Paying Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Paying Agent. The Paying Agent may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Paying Agent pursuant to and conforming to the requirements of this Agreement.
(f)    The Paying Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the direction or request of Requisite Purchasers or the Administrative Agent, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction, no longer subject to appeal or review.
(g)    The Paying Agent shall not be charged with knowledge of any Default or Event of Default unless an authorized officer of the Paying Agent obtains actual knowledge of such event or the Paying Agent receives written notice of such event from the Company, the Servicer, any Secured Party or any Agent, as the case may be. The receipt and/or delivery of reports and other information under this Agreement by the Paying Agent shall not constitute notice or actual or constructive knowledge of any Default or Event of Default contained therein.
(h)    The Paying Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable grounds for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Paying Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Company under this Agreement.
(i)    The Paying Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of an Authorized Officer, any Monthly Servicing Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
(j)    The Paying Agent may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel, selected with due care, shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Paying Agent in good faith and in accordance therewith.
(k)    The Paying Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent, any Purchaser or any Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, such Purchaser or such Agent shall have offered to the Paying Agent security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.
(l)    Except as otherwise expressly set forth in Section 2.21, the Paying Agent shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Purchaser or the Administrative Agent; provided, that if the payment within a reasonable time to the Paying Agent of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Paying Agent, not reasonably assured by the Company, the Paying Agent may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Company or, if paid by the Paying Agent, shall be reimbursed by the Company to the extent of funds available therefor pursuant to Section 2.12.
(m)    The Paying Agent shall not be responsible for the acts or omissions of the Administrative Agent, the Company, the Servicer, any Agent, any Purchaser or any other Person.
(n)    Any Person into which the Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Paying Agent shall be a party, or any Person succeeding to the business of the Paying Agent, shall be the successor of the Paying Agent under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.
(o)    The Paying Agent does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of any Collateral.
(p)    If the Paying Agent shall at any time receive conflicting instructions from the Administrative Agent and the Company or the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Paying Agent shall be entitled to rely on the instructions of the Administrative Agent. The Paying Agent may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the parties to this Agreement will hold the Paying Agent harmless from any claims that may arise or be asserted against the Paying Agent because of the invalidity of any such documents or their failure to fulfill their intended purpose.

(q)    The Paying Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Paying Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.
(r)    The Paying Agent may: (i) terminate its obligations as Paying Agent under this Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Company, the Servicer and the Administrative Agent; provided, however, that, without the consent of the Administrative Agent, such resignation shall not be effective until a successor Paying Agent reasonably acceptable to the Administrative Agent and Company shall have accepted appointment by the Purchasers as Paying Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time by written demand, of the Requisite Purchasers, delivered to the Paying Agent, the Company and the Servicer. In the event of such termination or removal, the Purchasers with the consent of the Company shall appoint a successor paying. If, however, a successor paying agent is not appointed by the Purchasers within ninety (90) days after the giving of notice of resignation, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor Paying Agent.
(s)    Any successor Paying Agent appointed pursuant hereto shall (i) execute, acknowledge, and deliver to the Company, the Servicer, the Administrative Agent, and to the predecessor Paying Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor Paying Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of its fees and expenses deliver to the successor Paying Agent all documents and statements and monies held by it under this Agreement; and the Company and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be requested for fully and certainly vesting and confirming in the successor Paying Agent all such rights, powers, duties, and obligations.
(t)    The Company shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent actually incurred in connection with the succession of any successor Paying Agent including in transferring any funds in its possession to the successor Paying Agent.

(u)    The Paying Agent shall have no obligation to invest and reinvest any cash held in the Controlled Accounts or any other moneys held by the Paying Agent pursuant to this Agreement in the absence of timely and specific written investment direction from Company. In no event shall the Paying Agent be liable for the selection of investments or for investment losses incurred thereon. The Paying Agent shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of the Company to provide timely written investment direction.
(v)    If the Paying Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the parties hereto pursuant to this Agreement which, in the reasonable opinion of the Paying Agent, are in conflict with any of the provisions of this Agreement, the Paying Agent shall be entitled (without incurring any liability therefor to the Company or any other Person) to (i) consult with outside counsel of its choosing and act or refrain from acting based on the advice of such counsel and (ii) refrain from taking any action until it shall be directed otherwise in writing by all of the parties hereto or by final order of a court of competent jurisdiction.
(w)    The Paying Agent shall incur no liability nor be responsible to Company or any other Person for delays or failures in performance resulting from acts beyond its control that significantly and adversely affect the Paying Agent’s ability to perform with respect to this Agreement. Such acts shall include, but not be limited to, acts of God, strikes, work stoppages, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
(x)    The Paying Agent may execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Paying Agent shall not be responsible for any misconduct or negligence on the part of or for the supervision of any agent or attorney appointed with due care by it hereunder.
2.21    Duties of Paying Agent.
(a)    Commitment Base Reports. Upon receipt of any Commitment Base Report and the related Commitment Base Certificate delivered pursuant to Section 2.2(d)(ii), Section 2.11(c)(vii)(B) or Section 2.11(c)(vii)(C), Paying Agent shall, on the Business Day following receipt of such Commitment Base Report, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:
(i)    compare the beginning Eligible Portfolio Outstanding Principal Balance set forth in such Commitment Base Report with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;
(ii)    compare the number of Pledged Receivables listed in the Master Record with the number of Pledged Receivables provided to the Paying Agent by the Servicer pursuant to Section 4.3 of the Custodial Agreement as the number of Pledged Receivables for which the Custodian holds a Receivables File pursuant to the Custodial Agreement and identify any discrepancy;

(iii)    confirm that each Pledged Receivable listed in the Master Record has a unique loan identification number;
(iv)    compare the amount set forth in such Commitment Base Report as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account and identify any discrepancy;
(v)    in the case of a Commitment Base Report delivered pursuant to Section 2.11(c)(vii)(B) or Section 2.11(c)(vii)(C), recalculate the amount set forth in such Commitment Base Report as the amount that will be on deposit in the Collection Account after giving effect to the related repayment of Notes or the related purchase of Eligible Receivables set forth therein and identify any discrepancy;
(vi)    confirm that the Accrued Interest Amount and an estimate of accrued fees as of the date of repayment or the Transfer Date, as the case may be, multiplied by 105%, is the amount set forth in such Commitment Base Request as 105% of the estimated amount of accrued interest and fees and identify any discrepancy;
(vii)    recalculate the Availability based on the Commitment Base set forth in such Commitment Base Report and the Total Utilization of Commitment Limits set forth in the Paying Agent’s records and identify any discrepancies;
(viii)    in the case of a Commitment Base Report delivered pursuant to Section 3.2(a)(i), (A) confirm that the Notes requested to be funded in the related Funding Notice are not greater than the Availability and (B) confirm that, after giving effect to such funding of Notes, the Total Utilization of Notes will not exceed the Commitment Limit; and
(ix)    notify the Purchasers of the results of such review.
(b)    Monthly Servicing Reports. Upon receipt of any Monthly Servicing Report delivered pursuant to Section 5.1(f), Paying Agent shall, to the extent that Paying Agent has access to all information necessary to perform the duties set forth herein:
(i)    compare the Eligible Portfolio Outstanding Principal Balance set forth therein with the aggregate Outstanding Principal Balance of the Eligible Receivables listed in the Master Record and identify any discrepancy;
(ii)    confirm the aggregate repayments of Notes during the period covered by the Monthly Servicing Report set forth therein with the Commitment Base Reports delivered to Paying Agent pursuant to Section 2.11(c)(vii)(B) during such period and identify any discrepancies;
(iii)    compare the amount set forth therein as the amount on deposit in the Collection Account with the amount shown on deposit in the Collection Account and identify any discrepancy;

(iv)    compare the amount of accrued and unpaid interest and unused fees payable to the Purchasers set forth therein to the amounts set forth in the related invoices received by Paying Agent and identify any discrepancies;
(v)    compare the amount of Servicing Fees payable to the Servicer set forth therein to the amount set forth in the related invoice received by Paying Agent and identify any discrepancy;
(vi)    compare the amount of Backup Servicing Fees and expenses payable to the Backup Servicer set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(vii)    compare the amount of fees and expenses payable to the Custodian set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(viii)    compare the amount of fees and expenses payable to the Collateral Agent set forth therein to the amounts set forth in the related invoice received by Paying Agent and identify any discrepancy;
(ix)    compare the amount of fees and expenses payable to the Paying Agent set forth therein to the amounts set forth in the related invoice submitted by Paying Agent and identify any discrepancy;
(x)    recalculate the Availability based on the Commitment Base set forth therein and the Total Utilization of Commitment Limits set forth in the Paying Agent’s records and identify any discrepancies; and
(xi)    notify the Purchasers of the results of such review.
(c)    For the avoidance of doubt, Paying Agent’s sole responsibility with respect to the obligations set forth in Section 2.21 is to compare or confirm information in the Commitment Base Report or Monthly Servicing Report, as applicable, in accordance with Section 2.21 based on the information indicated therein received by Paying Agent from Company, the Servicer or the Custodian, as the case may be.
2.22    Collateral Agent.
(a)    The Collateral Agent shall be entitled to the same rights, protections, indemnities and immunities as the Paying Agent hereunder.

(b)    In addition to Section 2.22(a), the Collateral Agent shall be entitled to the following additional protections:

(i)    The Collateral Agent shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or re-depositing of any thereof, (B) to see to any insurance, or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral;

(ii)    The Collateral Agent shall be authorized to, but shall not be responsible for, filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (A) monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (B) taking any necessary steps to preserve rights against any Person with respect to any Collateral, or (C) taking any action to protect against any diminution in value of the Collateral;

(iii)    The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement and any other Funding Document (A) if such action would, in the reasonable opinion of the Collateral Agent, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, this Agreement or any other Funding Document, (B) if such action is not provided for in this Agreement or any other Funding Document, (C) if, in connection with the taking of any such action hereunder, under any other Funding Document that would constitute an exercise of remedies, it shall not first be indemnified to its satisfaction by the Administrative Agent and/or the Purchasers against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (D) if the Collateral Agent would be required to make payments on behalf of the Purchasers pursuant to its obligations as Collateral Agent hereunder, it does not first receive from the Purchasers sufficient funds for such payment;

(iv)    The Collateral Agent shall not be required to take any action under this or any other Funding Document if taking such action (A) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified;

(v)    Neither the Collateral Agent nor its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Administrative Agent or the Purchasers, or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s and the Purchasers’ interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Administrative Agent or the Purchasers for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

2.23    Intention of Parties. It is the intention of the parties that the Notes be characterized as indebtedness for federal income tax purposes. The terms of the Notes shall be interpreted to further this intention and neither the Purchasers nor Company will take an inconsistent position on any federal, state or local tax return.
SECTION 3.    CONDITIONS PRECEDENT
3.1    Closing Date. The obligation of each Purchaser to make a Note Funding on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions on or before the Closing Date:
(a)    Funding Documents and Related Agreements. The Administrative Agent shall have received copies of each Funding Document, originally executed and delivered by each applicable Person and copies of each Related Agreement.
(b)    Formation of Company. The Administrative Agent shall have received evidence satisfactory to it in its reasonable discretion that Company was formed as a bankruptcy remote, special purpose entity in the state of Delaware as a limited liability company.
(c)    Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by Company and Holdings, as applicable, and, to the extent applicable, (x) certified as of the Closing Date or a recent date prior thereto by the appropriate governmental official and (y) certified by its secretary or an assistant secretary as of the Closing Date, in each case as being in full force and effect without modification or amendment; (ii) signature and incumbency certificates of the officers of such Person executing the Funding Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each of Company and Holdings approving and authorizing the execution, delivery and performance of this Agreement and the other Funding Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each of Company and Holdings’ jurisdiction of incorporation, organization or formation and, with respect to Company, in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as the Administrative Agent may reasonably request.
(d)    Organizational and Capital Structure. The organizational structure and capital structure of Holdings and the Company, shall be as set forth on Schedule 4.2.
(e)    Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent, Company’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(f)    Governmental Authorizations and Consents. Company and Holdings shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Funding Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Funding Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
(g)    Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, Company shall deliver:
(i)    evidence satisfactory to the Administrative Agent of the compliance by Company of its obligations under the Security Agreement and the other Collateral Documents (including, without limitation, its obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
(ii)    the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of Company in the jurisdictions specified by Administrative Agent, together with copies of all such filings disclosed by such search, and UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search;
(iii)    opinions of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which Company or any personal property Collateral is located as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Administrative Agent;
(iv)    opinions of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to the creation and perfection of the security interest in favor of Purchaser in the Pledged Receivables and Related Security under the Asset Purchase Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent; and
(v)    evidence that Company and Holdings shall have each taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent or the Collateral Agent.
(h)    Financial Statements. The Administrative Agent shall have received from Company the Historical Financial Statements.
(i)    Evidence of Insurance. Collateral Agent shall have received a certificate from Holdings’ insurance broker, or other evidence satisfactory to the Administrative Agent that all insurance required to be maintained under the Servicing Agreement and Section 5.4 is in full force and effect.
(j)    Opinions of Counsel to Company and Holdings. The Administrative Agent and counsel to Administrative Agent shall have received originally executed copies of the favorable written opinions of DLA Piper LLP, counsel for Company and Holdings, in the form of Exhibit D and as to such other matters (including the true sale of Pledged Receivables and bankruptcy remote nature of Company) as the Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and Company hereby instructs, and Holdings shall instruct, such counsel to deliver such opinions to Agents and Purchasers). The Administrative Agent and counsel to the Administrative Agent shall have received an originally executed copy of a favorable written opinion of counsel to Holdings acceptable to the Administrative Agent to the effect that the Receivables Agreements governed by the law of Virginia are valid and enforceable obligations under the laws of Virginia in form and substance reasonably satisfactory to the Administrative Agent (and Company hereby instructs, and Holdings shall instruct, such counsel to deliver such opinions to the Administrative Agent and Purchasers).
(k)    Solvency Certificate. On the Closing Date, Administrative Agent, the Administrative Agent shall have received a Solvency Certificate from Holdings and Company dated as of the Closing Date and addressed to the Administrative Agent, and in form, scope and substance satisfactory to the Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Note Fundings to be made on the Closing Date, Holdings and Company are and will be Solvent.
(l)    Closing Date Certificate. Holdings and Company shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
(m)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of the Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Funding Documents or that would reasonably be expected to result in a Material Adverse Effect.

(n)    No Material Adverse Change. Since December 31, 2013, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
(o)    Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Administrative Agent and counsel to Administrative Agent, and the Administrative Agent, and counsel to Administrative Agent shall have received all such counterpart originals or certified copies of such documents as they may reasonably request.
(p)    Independent Manager. On the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that Company has appointed an Independent Manager who is acceptable to it in its sole discretion.
The Administrative Agent and each Purchaser, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Funding Document and each other document required to be approved by the Administrative Agent, Requisite Purchasers or Purchasers, as applicable on the Closing Date.
3.2    Conditions to Each Note Funding.
(a)    Conditions Precedent. No Purchaser shall fund any Note on any Funding Date if any of the following conditions precedent are not satisfied on such Funding Date or waiver by such Purchaser in its sole discretion:
(i)    Administrative Agent, Paying Agent and Custodian shall have received a fully executed and delivered Funding Notice together with a Commitment Base Certificate, evidencing sufficient Availability with respect to the request to fund Notes, and a Commitment Base Report;
(ii)    both before and after funding any Notes requested on such Funding Date, the Total Utilization of Commitment Limits shall not exceed the Commitment Base;
(iii) as of such Funding Date, the representations and warranties contained herein and in the other Funding Documents shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, other than those representations and warranties which are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects on and as of that Funding Date, except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be on and as of such earlier date, provided, that the representations and warranties in any Original Commitment Base Certificate shall be excluded from the certification in this Section 3.2(a)(iii) to the extent a Replacement Commitment Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii);

(iv)    as of such Funding Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Note Funding that would constitute an Event of Default or a Default;
(v)    the Administrative Agent and Paying Agent shall have received the Commitment Base Report for the Business Day prior to the Funding Date; and
(vi)    in accordance with the terms of the Custodial Agreement, Company has delivered, or caused to be delivered to the Custodian, the Receivable File related to each Receivable that is, on such Funding Date, being transferred and delivered to Company pursuant to the Asset Purchase Agreement, and the Collateral Agent has received a Collateral Receipt and Exception Report from the Custodian, which Collateral Receipt and Exception Report is acceptable to the Collateral Agent in its Permitted Discretion.
Notwithstanding anything contained herein to the contrary, neither the Paying Agent nor the Collateral Agent shall be responsible or liable for determining whether any conditions precedent to funding a Note have been satisfied.
(b)    Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent and Paying Agent. In lieu of delivering a Notice, Company may give Administrative Agent and Paying Agent telephonic notice by the required time of any proposed funding or conversion/continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent and Paying Agent before the applicable date of funding. None of the Administrative Agent, Paying Agent or any Purchaser shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent or Paying Agent, as applicable, believes in good faith to have been given by a duly Authorized Officer or other person authorized on behalf of Company or for otherwise acting in good faith.
SECTION 4.    REPRESENTATIONS AND WARRANTIES
In order to induce Agents and Purchasers to enter into this Agreement and to make each Note Funding to be made thereby, Company represents and warrants to each Agent and Purchaser, on the Closing Date, the Closing Date, on each Funding Date and on each Transfer Date, that the following statements are true and correct:
4.1    Organization; Requisite Power and Authority; Qualification; Other Names. Company (a) is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Funding Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to result in a Material Adverse Effect. Company does not operate or do business under any assumed, trade or fictitious name. Company has no Subsidiaries.
4.2    Capital Stock and Ownership. The Capital Stock of Company has been duly authorized and validly issued and is fully paid and non‑assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company is a party requiring, and there is no membership interest or other Capital Stock of Company outstanding which upon conversion or exchange would require, the issuance by Company of any additional membership interests or other Capital Stock of Company or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company. Schedule 4.2 correctly sets forth the ownership interest of Company as of the Closing Date.
4.3    Due Authorization. The execution, delivery and performance of the Funding Documents to which Company is a party have been duly authorized by all necessary action of Company.
4.4    No Conflict. The execution, delivery and performance by Company of the Funding Documents to which it is party and the consummation of the transactions contemplated by the Funding Documents do not and will not (a) violate in any material respect any provision of any law or any governmental rule or regulation applicable to Company, any of the Organizational Documents of Company, or any order, judgment or decree of any court or other Governmental Authority binding on Company; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company (other than any Liens created under any of the Funding Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company, except as would not reasonably be expected to result in a Material Adverse Effect.
4.5    Governmental Consents. The execution, delivery and performance by Company of the Funding Documents to which Company is a party and the consummation of the transactions contemplated by the Funding Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date other than (a) those that have already been obtained and are in full force and effect, or (b) any consents or approvals the failure of which to obtain will not have a Material Adverse Effect.
4.6    Binding Obligation. Each Funding Document to which Company is a party has been duly executed and delivered by Company and is the legally valid and binding obligation of Company, enforceable against Company in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7    Eligible Receivables. Each Receivable that is identified by Company as an Eligible Receivable in a Commitment Base Certificate satisfies all of the criteria set forth in the definition of Eligibility Criteria (other than any Receivable identified as an Eligible Receivable in any Original Commitment Base Certificate to the extent a Replacement Commitment Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii)).
4.8    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year‑end adjustments.
4.9    No Material Adverse Effect. Since December 31, 2014, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
4.10    Adverse Proceedings, etc. There are no Adverse Proceedings (other than counter claims relating to ordinary course collection actions by or on behalf of Company) pending against Company that challenges Company’s right or power to enter into or perform any of its obligations under the Funding Documents to which it is a party or that would reasonably be expected to result in a Material Adverse Effect.  Company is not (a) in violation of any applicable laws in any material respect, or (b) subject to or in default with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other Governmental Authority, except as would not reasonably be expected to result in a Material Adverse Effect.
4.11    Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Company required to be filed by it have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Company knows of no proposed tax assessment against Company which is not being actively contested by Company in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.12    Title to Assets. Company has no fee, leasehold or other property interests in any real property assets. Company has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.1. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of Collateral Agent are First Priority Liens.
4.13    No Indebtedness. Company has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder.

4.14    No Defaults. Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to result in a Material Adverse Effect.
4.15    Material Contracts. Company is not a party to any Material Contracts.
4.16    Government Contracts. Company is not a party to any contract or agreement with any Governmental Authority, and the Pledged Receivables are not subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
4.17    Governmental Regulation. Company is not subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940, as amended, or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Company is not a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940, as amended.
4.18    Margin Stock. Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Notes funded to Company will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
4.19    Employee Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Company does not maintain or contribute to any Employee Benefit Plan.
4.20    Certain Fees. Other than as set forth on Schedule 4.20, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
4.21    Solvency; Fraudulent Conveyance. Company is and, upon the incurrence of any Note Funding by Company on any date on which this representation and warranty is made, will be, Solvent. Company is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. Company shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors. Company has given fair consideration and reasonably equivalent value in exchange for the sale of the Receivables by Holdings under the Asset Purchase Agreement.
4.22    Compliance with Statutes, etc. Company is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by,

all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except as would not reasonably be expected to result in a Material Adverse Effect.
4.23    Matters Pertaining to Related Agreements.
(a)    Delivery. Company has delivered, or caused to be delivered, to each Agent and each Purchaser complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date thereof.
(b)    The Asset Purchase Agreement creates a valid transfer and assignment to Company of all right, title and interest of Holdings in and to all Pledged Receivables and all Related Security conveyed to Company thereunder and Company has a First Priority perfected security interest therein. Company has given reasonably equivalent value to Holdings in consideration for the transfer to Company by Holdings of the Pledged Receivables and Related Security pursuant to the Asset Purchase Agreement.
(c)    Each Receivables Program Agreement creates a valid transfer and assignment to Holdings of all right, title and interest of the Receivables Account Bank in and to all Receivables and Related Security conveyed or purported to be conveyed to Holdings thereunder. Holdings has given reasonably equivalent value to the Receivables Account Bank in consideration for the transfer to Holdings by the Receivables Account Bank of the Receivables and Related Security pursuant to the applicable Receivables Program Agreement.
4.24    Disclosure. No documents, certificates, written statements or other written information furnished to Purchasers by or on behalf of Holdings or Company for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or taken as a whole, omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
4.25    Patriot Act. To the extent applicable, Company and Holdings are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the "Act"). No part of the proceeds of the issuance and any funding of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and from time to time hereafter, and any successor statute.
4.26    Remittance of Collections. Company represents and warrants that each remittance of Collections by it hereunder to any Agent or any Purchaser hereunder will have been (a) in payment of a debt incurred by Company in the ordinary course of business or financial affairs of Company and (b) made in the ordinary course of business or financial affairs.
4.27    Tax Status.
(a)    Company is, and shall at all relevant times continue to be, a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3.
(b)    Company is not and will not at any relevant time become an association (or a publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes.
SECTION 5.    AFFIRMATIVE COVENANTS
Company covenants and agrees that until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 5.
5.1    Financial Statements and Other Reports. Unless otherwise provided below, Company or its designee will deliver to each Agent and each Purchaser:
(a)    Quarterly Financial Statements. Promptly after becoming available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter) of each Fiscal Year, the consolidated balance sheet of Holdings as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;
(b)    Annual Financial Statements. Promptly after becoming available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) the consolidated balance sheets of Holdings as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
(c)    Compliance Certificates. Together with each delivery of financial statements of Holdings pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;
(d)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of (i) Holdings and (ii) Company delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;
(e)    Public Reporting. The obligations in Sections 5.1(a) and (b) may be satisfied by furnishing, at the option of Holdings, the applicable financial statements as described above or an Annual Report on Form 10-K or Quarterly Report on Form 10-Q for Holdings for any Fiscal Year, as filed with the U.S. Securities and Exchange Commission.
(f)    Collateral Reporting.
(i)    On each Monthly Reporting Date, with each Funding Notice, and at such other times as any Agent or Purchaser shall request in its Permitted Discretion, a Commitment Base Certificate (calculated as of the close of business of the previous Monthly Period or as of a date no later than three (3) Business Days prior to such request), together with a reconciliation to the most recently delivered Commitment Base Certificate and Commitment Base Report, in form and substance reasonably satisfactory to Administrative Agent and Paying Agent. Each Commitment Base Certificate delivered to Administrative Agent and Paying Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein. The execution and delivery of a Commitment Base Certificate (other than any Original Commitment Base Certificate to the extent a Replacement Commitment Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(c)(ii)) shall in each instance constitute a representation and warranty by Company to Administrative Agent and Paying Agent that each Receivable included therein as an "Eligible Receivable" is, in fact, an Eligible Receivable. In the event any request for a Note funding, or a Commitment Base Certificate or other information required by this Section 5.1(f) is delivered to Administrative Agent and Paying Agent by Company electronically or otherwise without signature, such request, or such Commitment Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of Company by an Authorized Officer and constitute a representation to Administrative Agent and Paying Agent as to the authenticity thereof. The Administrative Agent shall have the right to review and adjust any such calculation of the Commitment Base to reflect exclusions from Eligible Receivables or such other matters as are necessary to determine the Commitment Base, but in each case only to the extent the Administrative Agent is expressly provided such discretion by this Agreement.
(ii)    On each Monthly Reporting Date, the Master Record and the Monthly Servicing Report to Administrative Agent and Paying Agent on the terms and conditions set forth in the Servicing Agreement.
(g)    Notice of Default. Promptly upon an Authorized Officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or Company or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and what action Holdings or Company, as applicable, has taken, is taking and proposes to take with respect thereto;
(h)    Notice of Litigation. Promptly upon any Authorized Officer of Company obtaining knowledge of an Adverse Proceeding that is reasonably likely to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Company or Holdings to enable Purchasers and their counsel to evaluate such matters;
(i)    ERISA. (i) Promptly upon any Authorized Officer of Company becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each affected Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any affected Employee Benefit Plan of Holdings or any of its Subsidiaries thereof, or, with respect to any affected Pension Plan or affected Multiemployer Plan, any of their respective ERISA Affiliates (with respect to an affected Multiemployer Plan, to the extent that Holdings or the Subsidiary or ERISA Affiliate, as applicable, has rights to access such documents, reports or filings), as any Agent or Purchaser shall reasonably request;
(j)    Information Regarding Collateral. Prior written notice to Collateral Agent of any change (i) in Company’s corporate name, (ii) in Company’s identity, corporate structure or jurisdiction of organization, or (iii) in Company’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;
(k)    Other Information.
(i)    not later than Friday of each week (or if such day is not a Business Day, the immediately preceding Business Day) in which a Commitment Base Report has not otherwise been delivered hereunder, a Commitment Base Report; and
(ii)    such material information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Agent or Purchaser, in each case, which relate to Company’s or Holdings’ financial or business condition or the Collateral.
5.2    Existence. Except as otherwise permitted under Section 6.8, Company will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business.
5.3    Payment of Taxes and Claims. Company will pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Company will not file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries). In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Funding Document.
5.4    Insurance. Company shall cause Holdings to maintain or cause to be maintained, with financially sound and reputable insurers, (a) all insurance required to be maintained under the Servicing Agreement, (b) business interruption insurance reasonably satisfactory to Administrative Agent, and (c) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self‑insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each Agent and Purchaser hereby agrees and acknowledges that the insurance maintained by Holdings on the Closing Date satisfies the requirements set forth in this Section 5.4.
5.5    Inspections; Compliance Audits.
(a)    Company will permit or cause to be permitted, as applicable, one or more authorized representatives designated by the Agent to visit and inspect any of the properties of Company or Holdings to (i) inspect, copy and take extracts from its financial and accounting records, and to discuss its affairs, finances and accounts with any Person, including, without limitation, employees of Company or Holdings and independent public accountants and (ii) verify the compliance by Company or Holdings with this Agreement, the other Funding Documents and/or the Underwriting Policies, as applicable. Such visit and inspection may occur at any time during the existence of an Event of Default and otherwise up to one (1) time in any calendar year upon reasonable advance notice and during normal working hours, provided Company shall not be obligated to pay more than $25,000 in the aggregate during any twelve-month period in connection with any such inspection under this Section 5.5(a) or any Compliance Review pursuant to Section 5.5(b).
(b)    At any time during the existence of an Event of Default and otherwise not more than one (1) time per Fiscal Year, the Administrative Agent or its designee, may, at Company’s expense (subject to the reimbursement limitation set forth in the last sentence of Section 5.5(a)), perform a compliance review (a "Compliance Review") with five (5) Business Days’ prior written notice to verify the compliance by Company and Holdings with Requirements of Law related to the Pledged Receivables. Company shall, and shall cause Holdings to, cooperate with all reasonable requests and provide the Administrative Agent with all necessary assistance and information in connection with each such Compliance Review. In connection with any such Compliance Review, Company will permit any authorized representatives designated by the Administrative Agent to review Company’s form of Receivable Agreements, Underwriting Policies, information processes and controls, compliance practices and procedures and marketing materials ("Materials"). Such authorized representatives may make written recommendations regarding Company’s compliance with applicable Requirements of Law, and Company shall consult in good faith with the Administrative Agent regarding such recommendations. In connection with any Compliance Review pursuant to this Section 5.5(b), the Administrative Agent agrees to use a single regulatory counsel.
(c)    In connection with a Compliance Review, the Administrative Agent or its designee may contact a Receivables Obligor as reasonably necessary to perform such inspection or Compliance Review, as the case may be, provided, however, such contact shall be made in the name of, and in cooperation with, Holdings and Company.
5.6    Compliance with Laws. Company shall, and shall cause Holdings to, comply with the Requirements of Law, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.7    Separateness. The Company shall at all times comply with the separateness covenants set forth in the Company’s Limited Liability Company Agreement.

5.8    Further Assurances. At any time or from time to time upon the request of any Agent or Purchaser, Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or Purchaser may reasonably request in order to effect fully the purposes of the Funding Documents, including providing Purchasers with any information reasonably requested pursuant to Section 9.21. In furtherance and not in limitation of the foregoing, Company shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of Company.
5.9    Communication with Accountants.
(a)    At any time during the existence of an Event of Default, Company authorizes Administrative Agent to communicate directly with Company’s independent certified public accountants and authorizes and shall instruct such accountants to communicate directly with Administrative Agent and authorizes such accountants to (and, upon Administrative Agent’s request therefor (at the request of any Agent), shall request that such accountants) communicate to Administrative Agent information relating to Company with respect to the business, results of operations and financial condition of Company (including the delivery of audit drafts and letters to management), provided that advance notice of such communication is given to Company, and Company is given a reasonable opportunity to cause an officer to be present during any such communication.
(b)    If the independent certified public accountants report delivered in connection with Section 5.1(b) is qualified, then the Company authorizes the Administrative Agent to communicate directly with the Company’s independent certified public accountants with respect to such qualification, provided that advance notice of such communication is given to the Company, and the Company is given a reasonable opportunity to cause an officer to be present during any such communication.(c)    The failure of the Company to be present during any communication permitted under Section 5.9(a) and/or Section 5.9(b) after the Company has been given a reasonable opportunity to cause an officer to be present shall in no way impair the rights of the Administrative Agent under Section 5.9(a) and/or Section 5.9(b).
5.10    Acquisition of Receivables from Holdings. With respect to each Pledged Receivable, Company shall (a) acquire such Receivable pursuant to and in accordance with the terms of the Asset Purchase Agreement, (b) take all actions necessary to perfect, protect and more fully evidence Company’s ownership of such Receivable, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate and (c) take all additional action that the Administrative Agent may reasonably request to perfect, protect and more fully evidence the respective interests of Company, the Agents and the Purchasers.
SECTION 6.    NEGATIVE COVENANTS
Company covenants and agrees that, until the Termination Date, Company shall perform (or cause to be performed, as applicable) all covenants in this Section 6.

6.1    Indebtedness. Company shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.
6.2    Liens. Company shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Funding Document.
6.3    Equitable Lien. If Company shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens created under the Funding Documents, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Purchasers to the creation or assumption of any such Lien not otherwise permitted hereby.
6.4    No Further Negative Pledges. Except pursuant to the Funding Documents Company shall not enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
6.5    Restricted Junior Payments. Company shall not through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that, Restricted Junior Payments may be made by Company from time to time with respect to any amounts distributed to Company in accordance with Section 2.12(a)(viii).
6.6    Subsidiaries. Company shall not form, create, organize, incorporate or otherwise have any Subsidiaries.
6.7    Investments. Company shall not, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Investments in Cash, Permitted Investments and Receivables (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor), and Permitted Investments in the Controlled Accounts.
6.8    Fundamental Changes; Disposition of Assets; Acquisitions. Company shall not enter into any transaction of merger or consolidation, or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (other than, provided no

Event of Default pursuant to Section 7.1(a), 7.1(g), 7.1(h) or 7.1(p) has occurred and is continuing, Permitted Asset Sales, provided, that Permitted Asset Sales under clause (d) of the definition thereof shall be permitted at all times subject to receipt of the consent required therein), or acquire by purchase or otherwise (other than acquisitions of Eligible Receivables, or Permitted Investments in a Controlled Account (and property received from time to time in connection with the workout or insolvency of any Receivables Obligor)) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person.
6.9    Sales and Lease‑Backs. Company shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which Company (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company to any Person in connection with such lease.
6.10    Transactions with Shareholders and Affiliates. Except as set forth on Schedule 6.10, Company shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder other than the transactions contemplated or permitted by the Funding Documents and the Related Agreements.
6.11    Conduct of Business. From and after the Closing Date, Company shall not engage in any business other than the businesses engaged in by Company on the Closing Date.
6.12    Fiscal Year. Company shall not change its Fiscal Year‑end from December 31st.
6.13    Servicer; Backup Servicer; Custodian. Company shall use its commercially reasonable efforts to cause Servicer, the Backup Servicer and the Custodian respectively, to comply at all times with the applicable terms of the Servicing Agreement, the Backup Servicing Agreement and the Custodial Agreement respectively. The Company may not (i) terminate, remove, replace Servicer, Backup Servicer or the Custodian or (ii) subcontract out any portion of the servicing or permit third party servicing other than the Backup Servicer, except, in each case, as expressly set forth in the applicable Funding Document and subject to satisfaction of the related requirements therein. The Administrative Agent may not terminate, remove, replace Servicer, Backup Servicer or the Custodian except as expressly set forth in the applicable Funding Document and subject to satisfaction of the related requirements therein.
6.14    Acquisitions of Receivables. Company may not acquire Receivables from any Person other than Holdings pursuant to the Asset Purchase Agreement.
6.15    Independent Manager. Company shall not fail at any time to have at least one independent manager (an "Independent Manager") who:
(a)    is provided by a nationally recognized provider of independent directors;

(b)    is not and has not been employed by Company or Holdings or any of their respective Subsidiaries or Affiliates as an officer, director, partner, manager, member (other than as a special member in the case of single member Delaware limited liability companies), employee, attorney or counsel of, Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager, provided that this paragraph (b) shall not apply to any person who serves as an independent director or an independent manager for any Affiliate of any of Company or Holdings;
(c)    is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a customer or creditor of, or supplier to, Company or Holdings or any of their respective Affiliates who derives any of its purchases or revenue from its activities with Company or Holdings or any of their respective Affiliates thereof (other than a de minimis amount);
(d)    is not, and has not been within the five years immediately prior to such individual’s appointment as an Independent Manager, a person who controls or is under common control with any Person described by clause (b) or (c) above;
(e)    does not have, and has not had within the five years immediately prior to such individual’s appointment as an Independent Manager, a personal services contract with Company or Holdings or any of their respective Subsidiaries or Affiliates, from which fees and other compensation received by the person pursuant to such personal services contract would exceed 5% of his or her gross revenues during the preceding calendar year;
(f)    is not affiliated with a tax-exempt entity that receives, or has received within the five years prior to such appointment as an Independent Manager, contributions from Company or Holdings or any of their respective Subsidiaries or Affiliates, in excess of the lesser of (i) 3% of the consolidated gross revenues of Holdings and its Subsidiaries during such fiscal year and (ii) 5% of the contributions received by the tax-exempt entity during such fiscal year;
(g)    is not and has not been a shareholder (or other equity owner) of any of Company or Holdings or any of their respective Affiliates within the five years immediately prior to such individual’s appointment as an Independent Manager;
(h)    is not a member of the immediate family of any Person described by clause (b) through (g) above;
(i)    is not, and was not within the five years prior to such appointment as an Independent Manager, a financial institution to which Company or Holdings or any of their respective Subsidiaries or Affiliates owes outstanding Indebtedness for borrowed money in a sum exceeding more than 5% of Holdings’ total consolidated assets;
(j)    has prior experience as an independent director or manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and
(k)    has at least three (3) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.
Upon Company learning of the death or incapacity of an Independent Manager, Company shall have ten (10) Business Days following such death or incapacity to appoint a replacement Independent Manager. Any replacement of an Independent Manager will be permitted only upon (a) two (2) Business Days’ prior written notice to each Agent and Purchaser, (b) Company’s certification that any replacement manager will satisfy the criteria set forth in clauses (a)-(i) of this Section 6.15 and (c) the Administrative Agent’ written consent to the appointment of such replacement manager. For the avoidance of doubt, other than in the event of the death or incapacity of an Independent Manager, Company shall at all times have an Independent Manager and may not terminate any Independent Manager without the prior written consent of the Administrative Agent, which consent the Administrative Agent may withhold in its sole discretion.
6.16    Organizational Agreements. Except as otherwise expressly permitted by other provisions of this Agreement or any other Funding Document, Company shall not (a) amend, restate, supplement or modify, or permit any amendment, restatement, supplement or modification to, its Organizational Documents, without obtaining the prior written consent of the Requisite Purchasers to such amendment, restatement, supplement or modification, as the case may be; (b) agree to any termination, amendment, restatement, supplement or other modification to, or waiver of, or permit any termination, amendment, restatement, supplement or other modification to, or waivers of, any of the provisions of any Funding Document without the prior written consent of the Requisite Purchasers; or (c) amend, restate, supplement or modify in any material respect, or permit any amendments, restatements, supplements or modifications in any material respect, to any Receivables Program Agreement in a manner that could reasonably be expected to be materially adverse to the Purchasers.
6.17    Changes in Underwriting or Other Policies. Company shall not agree to, and shall cause Holdings not to, make any change to (a) the Underwriting Policies, (b) the forms of Business Loan and Security Agreement, Business Loan and Security Agreement Supplement and Loan Summary used to originate Receivables from those attached, respectively, in substantially the form provided to the Administrative Agent on or prior to the Closing Date or (c) the form of Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debit ) used in connection with the issuance of Notes in substantially the form provided to the Administrative Agent on or prior to the Closing Date that, in any such case, would reasonably be expected to result in an Adverse Effect.
6.18    Receivable Program Agreements. The Company shall (a) perform and comply with its obligations under the Receivables Program Agreements and (b) enforce the rights and remedies afforded to it against the Receivables Account Bank under the Receivables Program

Agreements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in an Adverse Effect.
SECTION 7.    EVENTS OF DEFAULT
7.1    Events of Default. If any one or more of the following conditions or events shall occur.
(a)    Failure to Make Payments When Due. Other than with respect to a Commitment Base Deficiency, failure by Company to pay (i) when due, the principal on any Note whether at stated maturity (including on the Amortization Period End Date), by acceleration or otherwise; (ii) within two (2) Business Days after its due date, any interest on any Note or any fee due hereunder; or (iii) within thirty (30) days after its due date, any other amount due hereunder; or
(b)    Default in Other Agreements.
(i)    Failure of Company to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.1(a)), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by Company with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefore, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;
(ii)    (A) Failure of Holdings or any Subsidiary of Holdings (other than Company) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money with a principal amount in excess of $1,000,000; or (B) breach or default by Holdings or any Subsidiary of Holdings (other than Company) with respect to any other material term of (1) one or more items of Indebtedness for borrowed money with a principal amount in excess of $1,000,000, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness for borrowed money, and, in each case, such failure, breach or default, as the case may be, results in the acceleration of amounts owed thereunder, provided that any such failure, breach or default, as the case may be, and acceleration shall constitute an Event of Default hereunder only after the Administrative Agent shall have provided written notice to Company that such failure, breach or default constitutes an Event of Default hereunder; or
(c)    Breach of Certain Covenants. Failure of Company to perform or comply with any term or condition contained in Section 2.3, Section 2.11, Section 5.1(h), Section 5.1(j),

Section 5.2, Section 5.7 or Section 6, or failure to distribute Collections in accordance with Section 2.12; or
(d)    Breach of Representations, etc. Any representation or warranty, certification or other statement made or deemed made by Company or Holdings (or Holdings as Servicer) in any Funding Document or in any statement or certificate at any time given by Company or Holdings (or Holdings as Servicer) in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect, other than any representation, warranty, certification or other statement which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other statement shall be true and correct in all respects, in each case, as of the date made or deemed made and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company of notice from any Agent or Purchaser of such default; or
(e)    Other Defaults Under Funding Documents. Company or Holdings shall default in the performance of or compliance with any term contained herein or any of the other Funding Documents other than any such term referred to in any other Section of this Section 7.1 and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of Company or Holdings becoming aware of such default, or (ii) receipt by Company or Holdings of notice from Administrative Agent or any Purchaser of such default; or
(f)    Breach of Portfolio Performance Covenants. A breach of any Portfolio Performance Covenant shall have occurred and the Administrative Agent shall have provided written notice to the Company that a Default under this Section 7.1(f) has occurred and is continuing; or
(g)    Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or Holdings in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or Holdings under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or Holdings, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or Holdings for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or Holdings, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
(h)    Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or Holdings shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or Company or Holdings shall make any assignment for the benefit of creditors; or (ii) Company or Holdings shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or Holdings (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(g); or
(i)    Judgments and Attachments.
(i)    Any money judgment, writ or warrant of attachment or similar process (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or
(ii)    Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,000,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings (or Holdings as Servicer) or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or
(iii)    Any tax lien or lien of the PBGC shall be entered or filed against Company or Holdings (involving, with respect to Holdings only, an amount in excess of $1,000,000) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) days;
(j)    Dissolution. Any order, judgment or decree shall be entered against Company or Holdings decreeing the dissolution or split up of Company or Holdings, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
(k)    Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect during the term hereof or result in a Lien being imposed on the Collateral; or (ii) Company shall establish or contribute to any Employee Benefit Plan; or
(l)    Change of Control. A Change of Control shall occur; or
(m)    Collateral Documents and other Funding Documents. Company or Holdings shall contest the validity or enforceability of any Funding Document in writing or deny in writing that it has any further liability, including with respect to future advances by Purchasers, under any Funding Document to which it is a party; or
(n)    Servicing Agreement. A Servicer Default shall have occurred and be continuing; or
(o)    Backup Servicer Default. The Backup Servicing Agreement shall terminate for any reason and, provided that the Administrative Agent shall have used commercially reasonable efforts to timely engage a replacement Backup Servicer following such termination, within ninety (90) days of such termination no replacement agreement with an alternative backup servicer shall be effective; or
(p)    Commitment Base Deficiency; Repurchase Failure. (i) Failure by Company to cure any Commitment Base Deficiency within two (2) Business Days after the due date thereof, or (ii) failure of Holdings to repurchase any Receivable as and when required under the Asset Purchase Agreement; or
(q)    Collateral Documents and other Funding Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Funding Document in accordance with the terms hereof); or (ii) any of the Funding Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Funding Document (other than contingent indemnification obligations for which demand has not been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or a party thereto, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Funding Document in writing; or
(r)    Breach of Financial Covenants. A breach of any Financial Covenant shall have occurred; or
(s)    Investment Company Act. Holdings or Company become subject to any federal or state statute or regulation which may render all or any portion of the Obligations unenforceable, or Company becomes a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940, as amended;
THEN, upon the occurrence of any Event of Default, the Administrative Agent may, and shall, at the written request of the Requisite Purchasers, take any of the following actions: (w) upon notice to the Company, terminate the Commitment Limits, if any, of each Purchaser having such Commitment Limits, (x) upon notice to the Company, declare the Aggregate Outstanding Amount of and accrued interest on the Notes and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company; (y) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (z) take any and all other actions and exercise any and all other rights and remedies of the Administrative Agent under the Funding Documents; provided that upon the occurrence of any Event of Default described in Section 7.1(g) or 7.1(h), the Aggregate Outstanding Amount of and accrued interest on the Notes and all other Obligations shall immediately become due and payable, and the Commitment Limits shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company.
SECTION 8.    AGENTS
8.1    Appointment of Agents. Each Purchaser hereby authorizes Jefferies Funding LLC to act as Administrative Agent to the Purchasers hereunder and under the other Funding Documents and each Purchaser hereby authorizes Jefferies Funding LLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Funding Documents. Each Purchaser hereby authorizes Deutsche Bank Trust Company Americas, to act as the Collateral Agent on its behalf under the Funding Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Funding Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Purchasers and neither Company or Holdings shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent (other than Administrative Agent) shall act solely as an agent of Purchasers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.
8.2    Powers and Duties. Each Purchaser irrevocably authorizes each Agent (other than Administrative Agent) to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Funding Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Purchaser irrevocably authorizes Administrative Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Funding Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Funding Documents. Each such Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No such Agent shall have, by reason hereof or any of the other Funding Documents, a fiduciary relationship in respect of any Purchaser; and nothing herein or any of the other Funding Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or any of the other Funding Documents except as expressly set forth herein or therein.
8.3    General Immunity.

(a)    No Responsibility for Certain Matters. No Agent shall be responsible to any Purchaser for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Funding Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Purchasers or by or on behalf of Company or Holdings to any Agent or any Purchaser in connection with the Funding Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or Holdings or any other Person liable for the payment of any Obligations or any other amount due hereunder or any other Funding Document, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Funding Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, neither the Paying Agent nor the Administrative Agent shall have any liability arising from confirmations of the Aggregate Outstanding Amount of the Notes.
(b)    Exculpatory Provisions Relating to Agents. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Purchasers for any action taken or omitted by any Agent under or in connection with any of the Funding Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Funding Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 9.5) and, upon receipt of such instructions from Requisite Purchasers (or such other Purchasers, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each such Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and Company), accountants, experts and other professional advisors selected by it; and (ii) no Purchaser shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Funding Documents in accordance with the instructions of Requisite Purchasers (or such other Purchasers as may be required to give such instructions under Section 9.5).
8.4    Agents Entitled to Act as Purchaser. Any agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Purchaser hereunder. With respect to its participation in the funding of the Notes, each Agent shall have the same rights and powers hereunder as any other Purchaser and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term "Purchaser" shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Purchasers.
8.5    Purchasers’ Representations, Warranties and Acknowledgment.
(a)    Each Purchaser represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and Company in connection with Note Fundings hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and Company. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Purchasers or to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the funding of the Notes or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Purchasers.
(b)    Each Purchaser, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Funding Document and each other document required to be approved by any Agent, Requisite Purchasers or Purchasers, as applicable on the Closing Date.
8.6    Right to Indemnity. Each Purchaser, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an "Indemnitee Agent Party"), to the extent that such Indemnitee Agent Party shall not have been reimbursed by Company or Holdings, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Funding Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Funding Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Purchaser to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Purchaser’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Purchaser to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
8.7    Successor Administrative Agent and Collateral Agent.
(a)    Administrative Agent.
(i)    Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Purchasers and Company. Upon any such notice of resignation, the Requisite Purchasers shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent provided, that the appointment of a successor Administrative Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Funding Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Administrative Agent, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.
(ii)    Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Purchasers; provided that Company and the Purchasers may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and the Purchasers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Funding Documents.
(b)    Collateral Agent.
(i)    Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Purchasers and Company. Upon any such notice of resignation, the Requisite Purchasers shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Collateral Agent provided, that the appointment of a successor Collateral Agent shall require (so long as no Default or Event of Default has occurred and is continuing) Company’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Funding Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Collateral Agent and the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder.
(ii)    Notwithstanding anything herein to the contrary, Collateral Agent may assign its rights and duties as Collateral Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, Company or the Purchasers; provided that Company and the Purchasers may deem and treat such assigning Collateral Agent as Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to Company and the Purchasers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Collateral Agent hereunder and under the other Funding Documents.
8.8    Collateral Documents.
(a)    Collateral Agent under Collateral Documents. Each Purchaser hereby further authorizes Collateral Agent, on behalf of and for the benefit of Purchasers, to be the agent for and representative of Purchasers with respect to the Collateral and the Collateral Documents. Subject to Section 9.5, without further written consent or authorization from Purchasers, Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Purchasers (or such other Purchasers as may be required to give such consent under Section 9.5) have otherwise consented. Anything contained in any of the Funding Documents to the contrary notwithstanding, Company, the Agents and each Purchaser hereby agree that (i) no Purchaser shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Purchasers in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Purchaser may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any

Purchaser or Purchasers in its or their respective individual capacities unless Requisite Purchasers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
SECTION 9.    MISCELLANEOUS
9.1    Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to Company, Collateral Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Funding Document, and in the case of any Purchaser, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent, provided, however, that Company may deliver, or cause to be delivered, the Commitment Base Certificate, Commitment Base Report and any financial statements or reports (including the Financial Plan and any collateral performance tests) by electronic mail pursuant to procedures approved by the Administrative Agent until any Agent or Purchaser notifies Company that it can no longer receive such documents using electronic mail. Any Commitment Base Certificate, Commitment Base Report or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00 p.m. Eastern Standard time, such document shall be deemed to have been sent at the opening of business on the next Business Day.
9.2    Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) (i) all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of counsel to the Administrative Agent) of negotiation, preparation, execution and administration of the Funding Documents in an amount not to exceed $75,000 and any consents, amendments, waivers or other modifications thereto and (ii) reasonable and customary fees and expenses of a single counsel to the Purchasers in connection with any consents, amendments, waivers or other modifications to the Funding Documents; (b) all the actual, documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel for all Agents; (c) subject to the terms of this Agreement (including any limitations set forth in Section 5.5), all the Administrative Agent’s actual, reasonable and documented out-of-pocket costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers incurred by Administrative Agent; (d) subject to the terms of this Agreement, all the actual, reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (e) subject in all cases to any express limitations set forth in any Funding Document, all other actual, reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Notes and Commitments and the negotiation, preparation and execution of the Funding Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of a Default or an Event of Default, all documented, out-of-pocket costs and expenses, including reasonable attorneys’ fees, and costs of settlement, incurred by any Agent or any Purchaser in enforcing any Obligations of or in collecting any payments due from Company or Holdings hereunder or under the other Funding Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work out" or pursuant to any insolvency or bankruptcy cases or proceedings.
9.3    Indemnity.
(a)    In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an "Indemnitee"), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE excluding any amounts not otherwise payable by Company under Section 2.16(b)(iii); provided, Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b)    To the extent permitted by applicable law, no party hereto shall assert, and all parties hereto hereby waive, any claim against any other parties and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Funding Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and all parties hereto hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
9.4    [Reserved].
9.5    Amendments and Waivers.
(a)    Requisite Purchasers’ Consent. Subject to Sections 9.5(b) and 9.5(c), no amendment, modification, termination or waiver of any provision of the Funding Documents, or consent to any departure by Company or Holdings therefrom, shall in any event be effective without the written concurrence of Company, Administrative Agent and the Requisite Purchasers.
(b)    Affected Purchasers’ Consent. Without the written consent of each Purchaser that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)    extend the scheduled final maturity of any Note or Physical Note;
(ii)    waive, reduce or postpone any scheduled repayment (but not prepayment);
(iii)    reduce the rate of interest on any Note (other than any waiver of any increase in the interest rate applicable to any Note pursuant to Section 2.8) or any fee payable hereunder;
(iv)    extend the time for payment of any such interest or fees;
(v)    reduce the principal amount of any Note;
(vi)    (x) amend the definition of "Commitment Base" or (y) amend, modify, terminate or waive Section 2.12, Section 2.13 or Section 2.14 or any provision of this Section 9.5(b) or Section 9.5(c);
(vii)    amend the definition of "Requisite Purchasers", "Exposure," "Pro Rata Share," "Applicable Advance Rate," "Availability," or any definition used therein; provided, with the consent of Administrative Agent, Company and the Requisite Purchasers, additional extensions of credit pursuant hereto may be included in the determination of "Requisite Purchasers" or "Pro Rata Share" on substantially the same basis as the Commitment Limits and the Notes are included on the Closing Date;
(viii)    release all or substantially all of the Collateral except as expressly provided in the Funding Documents; or
(ix)    consent to the assignment or transfer by Company or Holdings of any of its respective rights and obligations under any Funding Document.

(c)    Other Consents. No amendment, modification, termination or waiver of any provision of the Funding Documents, or consent to any departure by Company or Holdings therefrom, shall:
(i)    increase any Commitment Limit of any Purchaser over the amount thereof then in effect without the consent of such Purchaser; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment Limit of any Purchaser;
(ii)    amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Note Funding without the consent of the Requisite Purchasers;
(iii)    amend the definitions of "Eligibility Criteria" or "Eligible Receivables Obligor" or amend any portion of Appendix C without the consent of the Requisite Purchasers;
(iv)    amend or modify any provision of Sections 2.11, other than Sections 2.11(c)(vii) and 2.11(d), without the consent of the Requisite Purchasers; provided, however, that, notwithstanding the foregoing, any such amendment or modification during the continuance of any Hot Backup Servicer Event (as such term is defined in the Backup Servicer Agreement), Event of Default or Servicer Default shall only require the consent of the Requisite Purchasers;
(v)    amend or modify any provision of Section 7.1 without the consent of the Requisite Purchasers; provided, however, that, notwithstanding the foregoing, any waiver of the occurrence of a Default or an Event of Default shall only require the consent of the Requisite Purchasers; or
(vi)    amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
(d)    Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of the Requisite Purchasers or any Purchaser, execute amendments, modifications, waivers or consents on behalf of the Requisite Purchasers or such Purchaser. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company or Holdings in any case shall entitle Company or Holdings to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Purchaser at the time outstanding, each future Purchaser and, if signed by Company, on Company. Notwithstanding anything to the contrary contained in this Section 9.5, if the Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent in its sole discretion), in any provision of the Funding Documents, then the Administrative Agent (as applicable, and in its respective capacity thereunder, the Administrative Agent or Collateral Agent) and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent by the Requisite Purchasers if the same is not objected to in writing by the Requisite Purchasers within five (5) Business Days following receipt of notice thereof.
9.6    Successors and Assigns; Participations.
(a)    Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Purchasers. Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by it without the prior written consent of all Purchasers. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Register. Company, the Paying Agent, Administrative Agent and Purchasers shall deem and treat the Persons listed as Purchasers in the Register as the holders and owners of the corresponding Commitments and Notes listed therein for all purposes hereof, and no assignment or transfer of any such Commitment Limit or Note shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 9.6(e) and the Issuer shall have confirmed that all requirements under Section 2.7(g) shall have been satisfied. Prior to such recordation, all amounts owed with respect to the applicable Commitment Limit or Note shall be owed to the Purchaser listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Purchaser shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitment Limits or Notes.
(c)    Right to Assign. Each Purchaser shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment Limit or Notes owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Note and any related Commitment Limits) to any Person constituting an Eligible Assignee. Each such assignment pursuant to this Section 9.6(c) (other than an assignment to any Person meeting the criteria of clause (i) of the definition of the term of "Eligible Assignee") shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Commitment Limits and Notes of the assigning Purchaser) with respect to the assignment of the Commitment Limits and Notes.
(d)    Mechanics. The assigning Purchaser and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.16(d).

(e)    Notice of Assignment. Upon the Administrative Agent’s receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall (i) provide Paying Agent with written notice of such assignment, and shall record the information contained in such notice in the Register, (ii) give prompt notice thereof to Company, and (iii) maintain a copy of such Assignment Agreement.
(f)    Representations and Warranties of Assignee. Each Purchaser, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or notes such as the applicable Commitment Limits or Notes, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitment Limits or Notes for its own account in the ordinary course of its business and without a view to distribution of such Commitment Limits or Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.6, the disposition of such Commitment Limits or Notes or any interests therein shall at all times remain within its exclusive control).
(g)    Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the "Effective Date" specified in the applicable Assignment Agreement (it being understood and agreed that the Administrative Agent shall not provide the “Effective Date” in any Assignment Agreement until it has received confirmation from the Issuer that all requirements under Section 2.7(g) have been satisfied): (i) the assignee thereunder shall have the rights and obligations of a "Purchaser" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a "Purchaser" for all purposes hereof; (ii) the assigning Purchaser thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations hereunder, such Purchaser shall cease to be a party hereto; provided, anything contained in any of the Funding Documents to the contrary notwithstanding, such assigning Purchaser shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) the Commitment Limits shall be modified to reflect the Commitment Limit of such assignee and any Commitment Limit of such assigning Purchaser, if any; and (iv) if any such assignment occurs after the issuance or funding of any Note hereunder, the assigning Purchaser shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Physical Note to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Physical Notes, if so requested by the assignee and/or assigning Purchaser, to such assignee and/or to such assigning Purchaser, with appropriate insertions, to reflect the new Commitment Limits and/or outstanding Notes of the assignee and/or the assigning Purchaser.

(h)    Participations. Each Purchaser shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates or a Direct Competitor) in all or any part of its Commitment Limits, Notes or in any other Obligation. The holder of any such participation, other than an Affiliate of the Purchaser granting such participation, shall not be entitled to require such Purchaser to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Note or Physical Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post‑default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment Limit shall not constitute a change in the terms of such participation, and that an increase in any Commitment Limit or Note shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Funding Documents) supporting the Notes hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.15 or 2.16 to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.16 than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non‑US Purchaser if it were a Purchaser shall not be entitled to the benefits of Section 2.16 unless Company (through a Designated Officer) is notified of the participation at the time it is sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.16 as though it were a Purchaser. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.4 as though it were a Purchaser, provided such Participant agrees to be subject to Section 2.14 as though it were a Purchaser. Any Purchaser that sells such a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in such participation and other obligations under this Agreement (the "Participant Register"); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register to any Person other than Company (through a Designated Officer), including the identity of any Participant or any information relating to a Participant’s interest or obligations under any Funding Document, except to the extent that such disclosure is necessary to establish that such commitment, Note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Paying Agent (in its capacity as Paying Agent) shall have no responsibility for maintaining a Participant Register. The Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the Paying Agent (in its capacity as Paying Agent) shall have no responsibility for maintaining a Participant Register. The Register shall be available for inspection by any Designated Officer of Company at any reasonable time and from time to time upon reasonable prior notice. Company shall not disclose the identity of any Participant of any Purchaser or any information relating to such Participant's interest or obligation to any Person, provided that Company may make (1) disclosures of such information to Affiliates of such Purchaser and to their agents and advisors provided that such Persons are informed of the confidential nature of the information and will be instructed to keep such information confidential, and (2) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, Company shall make reasonable efforts to notify the applicable Purchaser of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of Company by such Governmental Authority) for disclosure of any such non‑public information prior to disclosure of such information.
(i)    Assignments. In addition to any other assignment permitted pursuant to this Section 9.6 any Purchaser may assign, pledge and/or grant a security interest in, all or any portion of its Notes, the other Obligations owed by or to such Purchaser, and its Physical Notes, if any, to secure obligations of such Purchaser including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Purchaser, as between Company and such Purchaser, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a "Purchaser" or be entitled to require the assigning Purchaser to take or omit to take any action hereunder.
9.7    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
9.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Funding. Notwithstanding anything herein or implied by law to the contrary, the agreements of Company set forth in Sections 2.15, 2.16, 9.2, 9.3 and 9.10, the agreements of Purchasers set forth in Sections 2.14 and 8.6 shall survive the payment of the Notes and the termination hereof.
9.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Purchaser in the exercise of any power, right or privilege hereunder or under any other Funding Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Purchaser hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Funding Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
9.10    Marshalling; Payments Set Aside. Neither any Agent nor any Purchaser shall be under any obligation to marshal any assets in favor of Company or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that Company makes a payment or payments to Administrative Agent or Purchasers (or to Administrative Agent, on behalf of Purchasers), or Administrative Agent, Collateral Agent or Purchasers enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
9.11    Severability. In case any provision in or obligation hereunder or any Physical Note or other Funding Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
9.12    Obligations Several; Actions in Concert. The obligations of Purchasers hereunder are several and no Purchaser shall be responsible for the obligations or Commitment of any other Purchaser hereunder. Nothing contained herein or in any other Funding Document, and no action taken by Purchasers pursuant hereto or thereto, shall be deemed to constitute Purchasers as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Funding Document to the contrary notwithstanding, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement or any Physical Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the applicable Agent (other than the Paying Agent) or Requisite Purchasers (as applicable), it being the intent of Purchasers that any such action to protect or enforce rights under this Agreement and any Physical Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Agent or Requisite Purchasers (as applicable).
9.13    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
9.14    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND

SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
9.15    CONSENT TO JURISDICTION.
(A)    ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER FUNDING DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 AND TO ANY PROCESS AGENT SELECTED IN ACCORDANCE WITH SECTION 3.1 ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND PURCHASERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
(B)    COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1 OR ON CORPORATION SERVICE COMPANY, 1180 AVENUE OF THE AMERICAS, SUITE 120, NEW YORK, NEW YORK 10036 AND HEREBY APPOINTS CORPORATION SERVICE COMPANY, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CORPORATION SERVICE COMPANY SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF COMPANY SHALL NOT MAINTAIN AN OFFICE IN NEW YORK CITY, COMPANY SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.15 ABOVE, AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS COMPANY’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON COMPANY’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.

9.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER FUNDING DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE PURCHASER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL‑ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FUNDING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES FUNDED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9.17    Confidentiality. Each Agent and Purchaser shall hold all non‑public information regarding Holdings and its Affiliates and their businesses obtained by such Purchaser or Agent confidential and shall not disclose information of such nature, it being understood and agreed by Company that, in any event, a Purchaser or Agent may make (a) disclosures of such information to Affiliates of such Purchaser or Agent and to their agents, auditors, attorneys and advisors (and to other persons authorized by a Purchaser or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17) provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Collateral Agent and Paying Agent will be instructed to keep, such information confidential, provided, further that no disclosure shall be made to any Person that is a Direct Competitor or, with respect to the Collateral Agent and Paying Agent only, any Person that the Collateral Agent and/or Paying Agent has actual knowledge is a Direct Competitor, (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Purchaser of any Notes or any participations therein, provided that such Persons are informed of the confidential nature of the information and agree to keep such information confidential pursuant to a non-disclosure agreement substantially in the form attached hereto as Exhibit O, (c) disclosure to any rating agency when required by it provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Collateral Agent and Paying Agent will be instructed to keep, such information confidential, (d) disclosures required by any applicable statute, law, rule or regulation or requested by any Governmental Authority or representative thereof or by any regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by applicable law or court order, each Purchaser or Agent shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Purchaser or Agent by such Governmental Authority) for disclosure of any such non‑public information prior to disclosure of such information, and (e) any other disclosure authorized by the Company in writing in advance. Notwithstanding the foregoing, (i) the foregoing shall not be construed to prohibit the disclosure of any information that is or becomes publicly known or information obtained by a Purchaser or Agent from sources other than the Company other than as a result of a disclosure by an Agent or Purchaser in violation of this Section 9.17, and (ii) on or after the Closing Date, the Administrative Agent may, at its own expense issue news releases and publish "tombstone" advertisements and other announcements generally describing this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of Company or Holdings) (collectively, "Trade Announcements"). Company shall not issue, and shall cause Holdings not to issue, any Trade Announcement using the name of any Agent or Purchaser, or their respective Affiliates or referring to this Agreement or the other Funding Documents, or the transactions contemplated thereunder except (x) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (y) with the prior approval of Administrative Agent (such approval not to be unreasonably withheld). Each Purchaser understands and acknowledges that Holdings is a public company, and that the securities laws of the United States (as well as applicable stock exchange regulations) prohibit any Person who has material, non-public information concerning Holdings from purchasing or selling Holdings’ securities when in possession of such material, non-public information and from communicating such material, non-public information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such material, non-public information.

9.18    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes funded hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes funded hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Purchasers and Company to conform strictly to any applicable usury laws. Accordingly, if any Purchaser contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Purchaser’s option be applied to the Aggregate Outstanding Amount of the Notes funded hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Purchaser exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
9.19    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
9.20    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
9.21    Patriot Act. Each Purchaser and Administrative Agent (for itself and not on behalf of any Purchaser) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Purchaser or Administrative Agent, as applicable, to identify Company in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ONDECK ASSET POOL, LLC, as Company

By:    /s/ Howard Katzenberg
Name: Howard Katzenberg
Title: Chief Financial Officer

JEFFERIES FUNDING LLC,
as Administrative Agent

By:    /s/ Brian McGrath
Name: Brian McGrath
Title: Managing Director

JEFFERIES FUNDING LLC,
as a Purchaser

By:    /s/ Brian McGrath
Name: Brian McGrath
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Paying Agent and Collateral Agent

By:    /s/ Lucy Hsieh
Name: Lucy Hsieh
Title: Assistant Vice President

By:    /s/ Michelle Lee
Name: Michelle Lee
Title: Vice President